EXHIBIT 10.2

LICENSE, DEVELOPMENT, COMMERCIALIZATION AND SUPPLY AGREEMENT
FOR LUBIPROSTONE FOR PEOPLE’S REPUBLIC OF CHINA

by and between:

Harbin Gloria Pharmaceuticals Co., Ltd.

and

SUCAMPO AG

Dated as of 5th May, 2015

May 4, 2015	Confidential

LICENSE, DEVELOPMENT, COMMERCIALIZATION AND SUPPLY AGREEMENT
FOR LUBIPROSTONE FOR PEOPLE’S REPUBLIC OF CHINA

This LICENSE, DEVELOPMENT, COMMERCIALIZATION, AND SUPPLY AGREEMENT FOR LUBIPROSTONE FOR PEOPLE’S REPUBLIC OF CHINA (“Agreement”) is entered into as of May 5, 2015, by and between Sucampo AG, a corporation organized under the laws of Switzerland with principal offices at Baarerstrasse 22, CH-6300, Zug, Switzerland (“Sucampo”) and Harbin Gloria Pharmaceuticals Co., Ltd. ("Gloria"), a corporation organized under the laws of Peoples Republic of China with principal offices at #28 Ronghui Garden, Yuhua Road, Konggang Airport Development Zone B, Shunyi District, Beijing 101318, People’s Republic of China (“Gloria”). Each of Gloria and Sucampo is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Sucampo has rights in the Sucampo Patents Rights and the Sucampo Background Technology related to the Product and is in the process of Developing the Product in the Field in the Territory (as such terms are hereinafter defined);

WHEREAS, Gloria is a healthcare company with research, development and marketing activities in the People’s Republic of China; and

WHEREAS, Gloria desires to obtain an exclusive (except to Sucampo and its Affiliates) license to Develop the Product in the Field in the Territory and an exclusive license to Promote and Commercialize the Product in the Field in the Territory (as such terms are hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this ARTICLE 1 shall have the meanings specified below:

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“Additional Materials” means all raw materials, resins, chemical intermediates, components, excipients, and other ingredients and packaging materials and supplies, including Product Labels and Inserts, needed to manufacture the Product for use in the Field in the Territory, including costs for relevant in-bound freight.

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with treatment. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product. In addition to the foregoing, in the context of Clinical Studies, an Adverse Event will also mean events associated with and/or possibly attributable to the Clinical Studies or Clinical Study procedures. For the avoidance of doubt, an “Adverse Event” includes all occurrences which would be regarded as “adverse drug reactions” under Applicable Law in the Territory.

“Affiliate” means, with respect to either Party, any Person that, directly or through one or more Affiliates, controls, or is controlled by, or is under common control with, such Party. For purposes of this definition, “control” means (a) ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

“Agreement” means this License, Development, Commercialization and Supply Agreement for Lubiprostone for People’s Republic of China, including all Exhibits hereto, as may be amended from time to time in accordance with its terms.

“Applicable Law” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, or requirements of Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or exercise of rights hereunder.

“Audited Party” has the meaning set forth in Section 8.7.

“Auditing Party” has the meaning set forth in Section 8.7.

“Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in both the United States and China are open for business.

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“Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2015, and the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which the Term ends and end on the last day of the Term.

“cGCP” means the then current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials for pharmaceuticals as set forth in the International Conference on Harmonization (ICH) guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” and equivalent regulations or standards in the Territory and any update thereto and any other policies or guidelines applicable to the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials for pharmaceuticals in the Territory, and/or any applicable foreign equivalents thereof, and any updates of any of the foregoing.

“cGMP” means the quality systems and current good manufacturing practices applicable to the manufacture, labeling, packaging, handling, storage, and transport of the Compound, the Additional Materials and the Product, as set forth in the Good Manufacturing Practices for Pharmaceutical Products and any update thereto and any other policies or guidelines applicable to the manufacture, labeling, packaging, handling, storage, and transport of pharmaceutical products in the Territory, and/or any applicable foreign equivalents thereof, and any updates of any of the foregoing.

“CFDA” means the China Food and Drug Administration and any successor thereto.

“CGAAP” means the then-current Chinese accounting standards and generally accepted accounting principles in effect in the People's Republic of China.

“Clinical Data” means all data with respect to any product containing the Compound for use in the Field that is made, collected or otherwise generated anywhere in the world under or in connection with the Clinical Studies for a product containing the Compound for use in the Field (as opposed to Pre-Clinical Data or non-clinical data derived from laboratory studies, disease models and animal studies). Clinical Data includes, but is not limited to, validated clinical databases.

“Clinical Study(ies)” means Phase I Study, Phase II Study, Phase III Study, Phase IV Study conducted anywhere in the world, or such other tests or studies in humans conducted anywhere in the world, that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for the Product in the Field in the Territory, but excluding Post-Approval Marketing Studies.

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“CMC Data” means the data contained in the chemistry, manufacturing and controls section of a submission for Regulatory Approval of the Product in the Field in the Territory.

“Commercialization” or “Commercialize” means any and all activities (whether before or after Regulatory Approval) directed to the commercialization of the Product in the Field in the Territory, including pre-launch and post-launch marketing, Promoting, distributing, offering to sell and selling the Product in the Field in the Territory. For purposes of this Agreement, “Commercialization” shall not include activities constituting manufacturing and supply under this Agreement. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Commercialization Plan” means a written one (1) year plan prepared by Gloria and approved by the JCC in accordance with Section 3.1.3 for the Commercialization of the Product in the Field in the Territory, including, without limitation, a budget for such activities, as such plan may be amended or updated from time to time in accordance with Section 7.1.

“Commercially Reasonable Efforts” means, with respect to activities of each Party contemplated by this Agreement, the level of effort commonly used in the pharmaceutical industry to conduct development, promotion or commercialization activities for a product that is at a similar stage in its lifecycle and is of comparable market potential, profit potential and strategic value, taking into account relevant considerations, including issues of safety (including Adverse Events) and efficacy, product profile, the proprietary position, the then-current competitive environment for such product, the likely timing of the product’s entry into the market, the then-current market penetration, the return on investment potential of such product, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors, in each case in a manner consistent with the level of effort and expenditure contemplated for such activities by the Development Plan or the Commercialization Plan, as the case may be, and as measured by the facts and circumstances at the time such efforts are due. Without limiting the foregoing, Commercially Reasonable Efforts requires that a Party: (i) timely assign responsibility for such Development, Promotion and Commercialization activities to specific employees, contractors, agents, Affiliates or other Sublicensees, as applicable, who are held accountable for progress with respect to such activities, (ii) monitor such progress on an on-going basis, (iii) set and seek to achieve objectives and timelines for carrying out such Development, Promotion and Commercialization activities in accordance with the Development Plan or the Commercialization Plan, as the case may be, and (iv) allocate resources designed to advance progress with respect to such objectives and timelines.

“Committee(s)” has the meaning set forth in Section 3.1.1. Each of the JDC, JCC and JSC is sometimes referred to individually herein as a “Committee” and collectively as the “Committees.”

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“Competing Product” has the meaning set forth in Section 7.8.

“Compound” means lubiprostone (also known by the tradename AMITIZA®) as further described in Exhibit A, and its salts, metabolites, as well as any active pro-drugs, isomers, tautomers, hydrates and polymorphs.

“Confidential Information” means any and all confidential or proprietary information or material, whether oral, visual, in writing or in any other form, that, at any time since January 1, 2014, has been or is provided, communicated or otherwise made known directly or indirectly to the Receiving Party or any of its Affiliates by or on behalf of the Disclosing Party or any of its Affiliates pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto, including pursuant to the Confidentiality Agreement and that may be reasonably understood from notices or legends, the nature of such information itself or the circumstances of such information or materials’ disclosure to be confidential or proprietary to the Disclosing Party. For the avoidance of doubt, “Confidential Information” of Sucampo shall include, without limitation, the Sucampo Other Intellectual Property Rights, Sucampo Background Technology, any Pre-Clinical Data, Clinical Data, CMC Data and other data, content, know-how, unpublished patent applications (including without limitation any patent applications included as part of the Sucampo Patent Rights) and Technology and all other information and materials, disclosed or made available by or for Sucampo to Gloria and its Affiliates that relate to Sucampo’s research, clinical development, non-clinical development, marketing, sales and promotion (including, without limitation, financial information, procurement requirements, purchasing and manufacturing information, customer lists and other customer-related information, business forecasts and sales, pricing information, detailing-related information, and marketing and merchandising plans and information), or other aspects of Sucampo’s business.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Harbin Gloria Pharmaceutical Co., Ltd. and Sucampo, effective as of February24, 2015, as amended.

“Control” or “Controlled” means, with respect to any Technology, Patent Right, Other Intellectual Property Rights or Regulatory Filing, possession of the unconditional right, through the ownership or the right to grant a license or sublicense, in each of the foregoing cases, without giving rise to any obligation, including without limitation the obligation to pay any royalties or other amounts to a Third Party, including but not limited to an employee or contractor of Sucampo or its Affiliates and without violating the terms of any agreement or other arrangement with any Third Party.

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“Core Data Sheets” means a document prepared by the Regulatory Approval holder containing, in addition to the Company Core Safety Information (CCSI), material relating to the indications, dosing, pharmacokinetics, and other information on the Product for use in the Field in the Territory based on scientific data that are positioned on appropriate prescribing information for safe and effective use of the Product in the Field in the Territory.

“Corporate Names” means (a) in the case of Gloria, the Trademark Gloria and the Gloria corporate logo or such other names and Trademarks used generally by Gloria and its Affiliates in their business (and not relating to a specific product or Technology) as Gloria may designate in writing from time to time, and (b) in the case of Sucampo, the Trademark Sucampo and the Sucampo corporate logo or such other names and Trademarks used generally by Sucampo and its Affiliates in its business (and not relating to a specific product or Technology), together with any variations and derivatives thereof.

“CTN” means an application filed with a Regulatory Authority for authorization to commence human clinical trials of the Compound, including (a) an application made to the CFDA, and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Data Exclusivity” means any data or market exclusivity granted to the Product in the Field in the Territory by any Regulatory Authority as of the Effective Date or at any time during the Term.

“Development” or “Develop” means, with respect to the Product in the Field in the Territory, all research, all pre-clinical and clinical activities conducted relating to the Product in the Field in the Territory, including without limitation, test method development and stability testing, toxicology, animal studies, formulation, process development, manufacturing scale-up, quality assurance/quality control development for Clinical Studies, statistical analysis and report writing, and Clinical Studies, including clinical trial design, operations, data collection and analysis and report writing, publication planning and support, risk assessment mitigation strategies, health economics outcomes research planning and support, clinical laboratory work, disposal of drugs and regulatory activities in connection therewith, the transfer of information, materials, Product regulatory documentation and other Technology with respect to the foregoing, the preparation of Regulatory Filings, and obtaining and/ or maintaining Regulatory Approvals for the Product in the Field in the Territory (including regulatory affairs activities and preparation of meetings with Regulatory Authorities in the Territory). When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

“Development Plan” means a written rolling three (3) year plan for the Development of the Product in the Field in the Territory, as such plan may be amended or updated from time to time in accordance with Section 4.1.2.

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“Disclosing Party” means the Party disclosing Confidential Information; provided a Party owning certain property as provided hereunder shall be considered the Disclosing Party and the other Party shall be considered the Receiving Party regardless of which Party discloses such information.

“Disputes” means all disputes, differences, controversies or claims (whether based on contract, tort, statutory concepts, or any other legal doctrine) arising out of, in connection with, or relating to this Agreement (including without limitation the existence, validity, interpretation, performance, amendment, breach, default, or termination of this or the subject matter of this Agreement).

“Disputed Matter” has the meaning set forth in Section 3.1.6.

“Distributor” means any Third Party appointed by Gloria to distribute and sell in the Field in the Territory the Product purchased from Gloria, its Affiliates or other Sublicensees (regardless of whether such Third Party has the right or obligation to provide packaging or labeling services with respect to such Product) that: (i) is not required to make royalty or other similar payment to Gloria with respect to any Sucampo Patent Rights, Sucampo Other Intellectual Property Rights, or Sucampo Background Technology related to the Product in the Field in the Territory; and (ii) has no right to distribute and sell such Product under its own Trademark and is only distributing and selling such Product for the benefit and account of Gloria.

“Drug Approval Application” means an application submitted to a Regulatory Authority for Regulatory Approval for the Product in the Field in the Territory, and all supplements and amendments that may be filed with respect to the foregoing.

“Effective Date” means the date first set forth in the preamble to this Agreement.

“Field” means the use of 8mcg and 24 mcg of the Product in soft gelatin capsule form for all prophylactic and therapeutic uses in animals and humans.

“First Commercial Sale” means the first bona fide commercial sale of the Product for use or consumption in the Field in the Territory by Gloria, its Affiliates or Sublicensees to a Third Party in the Territory after all required applicable Regulatory Approvals have been granted.

“Force Majeure” has the meaning set forth in Section 15.10.

“Cumulative Sales Volume Target” means […***…] capsules of Product in the Field in the Territory within the first to occur of (i) the first […***…] months following the

*Confidential Treatment Requested

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[…***…] of the […***…] in the […***…] in the […***…] and (ii) the first […***…] months following the […***…] the […***…] is […***…] on the […***…], in each case based on the assumptions listed in Exhibit J. The Cumulative Sales Volume Target shall be adjusted upward or downward, as the case may be, by the Parties in the event any of the facts differ from the assumptions listed in Exhibit J.

“Generic Product” means, with respect to a Product, a pharmaceutical product in the Field in the Territory, other than a product that is developed, marketed or sold by a Party or its Affiliates or other Sublicensees or a Third Party authorized or licensed by such Party to Develop or Commercialize the Product in the Field in the Territory, that contains the Compound as its main or only active ingredient during a period of time when the Product does not have, or loses its marketing exclusivity in the Field in the Territory (whether due to failure to obtain patent protection or expiration, invalidity of enforceability of the Sucampo Patent Rights, loss or expiration of any marketing exclusivity conferred by the Regulatory Authority in the Territory or other cause).

“Indemnification Claim Notice” has the meaning set forth in Section14.2.3.

“Indemnitee” means any Sucampo Indemnitees or Gloria Indemnitees claiming indemnification under Sections 14.1 or 14.2, as applicable.

“Infringement” has the meaning set forth in Section 11.5.1.

“Infringement Notice” has the meaning set forth in Section 11.5.1.

“Invoice Price” means the Supply Price for Product in the Field in the Territory.

“JCC” has the meaning set forth in Section 3.1.1(b).

“JDC” has the meaning set forth in Section 3.1.1(c).

“Jointly Developed Technology” shall mean any Sucampo Developed Technology that is conceived, created, developed or otherwise reduced to practice jointly by Sucampo and Gloria.

“JSC” has the meaning set forth in Section 3.1.1(a).

“Latent Defect” means Product in the Field in the Territory not conforming to Sucampo’s warranty for such Product set forth in Section 9.1.2 such that (i) the related non-conformance of such Product is not readily discoverable or not reasonably expected to

*Confidential Treatment Requested

8

be readily discoverable based on Gloria’s, its Affiliates’ or other Sublicensees’ normal and commercially reasonable incoming-goods inspections, as the case may be and (ii) the related non-conformance was caused by Sucampo.

“Losses” has the meaning set forth in Section 14.1.

“Market Withdrawal” means the removal or correction of a Product in the Field in the Territory which involves a minor violation that would not be subject to legal action by the applicable Regulatory Authority or which involves no violation, including without limitation, normal stock rotation practices, routine equipment adjustments and repairs.

“NDRC Price” means the National Development and Reform Commission -approved price for the Product in the Field in the Territory.

“Other Formulation(s) or Dosage(s)” means other formulations or dosage forms of the Product, including but not limited to liquid formulation or pediatric dosage in the Territory.

“Other Intellectual Property Rights” means (a) any copyrights, copyright registrations, copyright rights, moral rights and similar rights (including, without limitation, the foregoing with respect to computer software, firmware, programming tools, drawings, specifications, databases and documentation) and (b) any rights, title and interests in all trade secrets and trade secret rights arising under national or local law, common law, state law, federal law or laws of foreign countries.

“Party” means each of Gloria or Sucampo individually; Gloria and Sucampo are collectively referred to herein as “Parties”, as identified in the preamble to this Agreement.

“Patent Defect” means Product in the Field in the Territory not conforming to Sucampo’s warranty for such Product set forth in Section 9.1.2 such that the related non-conformance of such Product may be readily discovered or should be reasonably expected to be readily discoverable based on Gloria’s, its Affiliates’ or other Sublicensees’ normal and commercially reasonable incoming-goods inspections procedures, as the case may be.

“Patent Rights” means the rights and interests in and to all patents and patent applications in the People’s Republic of China, including provisional applications, divisional applications, continuation applications, continuation-in-part applications, continued prosecution applications, certificate of inventions, extensions or restorations, including adjustments, revalidations, reissues, re-examinations, patent term extensions, supplementary protection certificates and any similar rights, including so-called pipeline protection rights, introduction patents, registration patents and patents of addition of any foregoing patents and patent applications.

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“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or other entity or organization, in any case whether for-profit or not-for profit, and including, without limiting the generality of any of the foregoing, a government or political subdivision, department or agency of a government.

“Pharmacovigilance Agreement” has the meaning set forth in Section 6.4.

“Phase I Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is a preliminary determination of safety or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

“Phase II Study” means, collectively, a Phase IIa Study and a Phase IIb Study.

“Phase IIa Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is a demonstration of proof of concept in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

“Phase IIb Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is to find the dose range in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

“Phase III Study” means a human clinical trial of a product containing the Compound on a sufficient number of subjects that is designated to establish that such product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing of such product, including all tests, studies, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

“Phase IV Study” means a human clinical trial of a product containing the Compound that is not included in the original Drug Approval Application submission for the Product for an indication, including studies conducted to fulfill commitments made as a condition of the Regulatory Approval of the Drug Approval Application or any subsequent human clinical trials requested, required or recommended by the Regulatory Authority(ies) in the Territory as a condition of maintaining such Regulatory Approval.

“Post-Approval Marketing Studies” means a human clinical trial or other test or study with respect to the Product for use in the Field in the Territory, which test or study is conducted on a voluntary basis by a Party (rather than under a mandate from a Regulatory Authority in the Territory in order to obtain or maintain Regulatory Approval for the Product in the Field in the Territory) after the Drug Approval Application for the Product in the Field in the Territory has been approved by the Regulatory Authority in the Territory. Any human clinical study that is intended to expand the label for the Product for use in the Field in the Territory shall be a Clinical Study. Subject to the foregoing, Post-Approval Marketing Studies may include clinical studies conducted in support of pricing or reimbursement for the Product in the Field in the Territory, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing studies, investigator sponsored studies, and health economic studies.

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“Pre-Clinical Data” means data derived from a study to test the Compound for use in the Field, including, but not limited to, laboratory studies, toxicology, safety pharmacology, disease models and animal models.

“Pricing Approval” means any and all pricing or reimbursement approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to Promote and Commercialize the Product in the Field in the Territory.

“Product” means any product (including any form or dosage form of a pharmaceutical composition or preparation) in finished form labeled and packaged for (i) sale, (ii) distribution, or (iii) samples, comprising the Compound (whether as sole active ingredient or in combination with one or more other active ingredients), including all future formulations, dosage forms and delivery modes. The term “Product” or “the Product” as used herein may be used to reference one or more than one Product(s).

“Product Labels and Inserts” means (a) any display of written, printed or graphic matter upon the immediate container, outside container, wrapper or other packaging of the Product for use in the Field in the Territory or (b) any written, printed or graphic material on or within the package from which the Product for use in the Field in the Territory is to be dispensed.

“Product Trademark” means (i) the Trademark AMITIZA, (ii) the Trademarks listed on Exhibit C, (iii) in the event the Trademark AMITIZA or any other trademarks listed in Exhibit C have not been registered to Sucampo at least one (1) year prior to the date of the estimated launch of the Product in the Field in the Territory or the Regulatory Authorities in the Territory do not approve that the Product uses the Trademark AMITIZA or any other Trademarks listed in Exhibit C, then any other Trademarks for Promoting or Commercializing the Product in the Field in the Territory as designated by Sucampo in advance and in writing in its sole discretion and (iv) any current or future modifications or variances of the foregoing Trademarks, but excluding the Corporate Names, that are designated by Sucampo in advance and in writing to be used for Promoting or Commercializing the Product in the Field in the Territory.

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“Promote” or “Promotion” means those activities normally undertaken by a pharmaceutical company’s sales force and marketing team to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, including detailing. When used as a verb, “Promote” means to engage in such activities.

“Promotional Materials” means all written, printed, digital or graphic material, other than Product Labels and Inserts, intended for use by representatives in Promoting the Product for use in the Field in the Territory, including visual aids, file cards, premium items, clinical study reports, reprints, drug information updates, and any other promotional support items.

“Publication Policies” has the meaning set forth in Section 10.3.2.

“Quality Agreement” means the agreement to be entered into between Gloria and Sucampo, under which the Parties shall address Product quality issues, including without limitation to assure the Product in the Field in the Territory is manufactured and packaged according to all Applicable Laws in the Territory.

“Recall” means a “recall” as such term is defined in the Administrative Measures for Drug Recalls (as amended from time to time, or such successor Applicable Law as may take effect in the Territory) of the Product for use in the Field in the Territory, or similar events.

“Receiving Party” means the Party receiving Confidential Information; provided that a Party owning certain property as provided hereunder shall be considered the Disclosing Party and the other Party shall be considered the Receiving Party regardless of which Party discloses such information.

“Regulatory Approval” means any and all approvals, licenses (including product and establishment licenses), permits, certifications, registrations, or authorizations of any Regulatory Authority necessary to Develop, manufacture, Promote, distribute, transport, store, use, sell, import, export or otherwise Commercialize the Product for use in the Field in the Territory, including all CTNs, Drug Approval Applications and the manufacturing license and marketing registration required under the Measures for the Administration of Drug Registration in People’s Republic of China, or any update thereto, and Pricing Approvals, or pre- and Post-Approval Marketing Studies, labeling approvals, technical, medical and scientific licenses.

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“Regulatory Authority” means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity (including, without limitation, the CFDA, the Ministry of Human Resources and Social Security, and any governmental unit having jurisdiction over the Development, Commercialization, manufacture, importation of the Product in the Field in the Territory).

“Regulatory Filings” means, with respect to the Product in the Field in the Territory, all applications, registrations, submissions, dossiers, notifications, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contract reports relating to any communications with any Regulatory Authority) and all supporting documents and all Pre-Clinical Data, Clinical Data and CMC Data (including all Clinical Studies and Post-Approval Marketing Studies), and all data contained in any of the foregoing, including all CTNs, Drug Approval Applications, Adverse Event files and complaint files.

“Rolling Forecast” has the meaning set forth in Section 9.1.6(a).

“Serious Adverse Event” means an Adverse Event that (i) results in death; (ii) is life-threatening; that is, an event where the patient and/or clinical investigation subject was at risk of death at the time of the event and not an event that, hypothetically, might have caused death if it had been more severe; (iii) requires hospitalization or prolongation of existing hospitalization; (iv) results in persistent or significant disability or incapacity; (v) is a congenital anomaly or birth defect in the fetus/child, fetal death, spontaneous abortion and serious adverse reactions in the neonate; (vi) involves suspected infection via a Product of an infectious agent or (vii) may not be immediately life-threatening or result in death or hospitalization but may jeopardize the subject or require medical or surgical intervention to prevent one of the outcomes listed in (i) - (vi). For the avoidance of doubt, a “Serious Adverse Event” includes all occurrences which would be regarded as “serious adverse drug reactions” under Applicable Law in the Territory.

“SKU(s)” means Stock Keeping Unit(s) and are the smallest unit of measure to identify manufacturing and distribution of the Product in the Field in the Territory.

“Specifications” means the processes, methods, formulae, analyses, instructions, standards, know-how, testing and control procedures, information and specifications relating to the manufacture of the Product in the Field in the Territory as reflected in the relevant formulae edition and Regulatory Approvals.

“Sublicensee” means any Person (including a Gloria Affiliate) to whom Gloria sublicenses any rights as permitted by Section 2.1.2.

“Sucampo” means Sucampo AG, as identified in the preamble to this Agreement.

“Sucampo Background Technology” means any Technology Controlled by Sucampo as of the Effective Date or at any time during the Term, that is reasonably necessary for Developing, Promoting or Commercializing the Product in the Field in the Territory.

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“Sucampo Indemnitee(s)” has the meaning set forth in Section 14.1.

“Sucampo Other Intellectual Property Rights” means any Other Intellectual Property Rights Controlled by Sucampo as of the Effective Date or at any time during the Term, that are reasonably necessary for Developing, Promoting or Commercializing the Product in the Field in the Territory.

“Sucampo Patent Rights” means any Patent Rights that are Controlled by Sucampo as of the Effective Date or at any time during the Term, including patents applied for and issued after the Effective Date, and that would otherwise be infringed, absent a license, by the Development, Promotion or Commercialization of the Product in the Field in the Territory. Sucampo Patent Rights include the patents and patent applications set forth in Exhibit D, which may be amended from time-to-time by Sucampo at its option and in its sole discretion to add additional patents and patent applications.

“Supply Price” means the price of […***…] per capsule for Product in the Field. In the event Sucampo intends to supply […***…] to Gloria, the Parties shall negotiate in good faith a supply price for […***…]. In the event a Generic Product enters the Field in the Territory, Gloria and Sucampo will work together to re-evaluate the supply price in order to maintain market competitiveness.

“Technology” means, collectively, proprietary information, ideas, concepts, know-how and data (including any clinical or Post-Approval Marketing Studies data), technical or non-technical, trade secrets, materials (including tangible chemical, biological or other physical materials) or inventions, discoveries, improvements, processes, methods of use, methods of manufacturing and analysis, compositions of matter, or designs, whether or not patentable.

“Term” has the meaning set forth in ARTICLE 12.

“Territory” means the People’s Republic of China.

“Third Party” means any Person that is not a Party.

“Third Party Claim(s)” has the meaning set forth in Section 14.1.

“Third Party Royalties” means all fees, milestones, royalties and other payments payable to a Third Party (other than to any of Gloria’s Affiliates or other Sublicensees) in consideration for intellectual property rights reasonably necessary for the Development,

*Confidential Treatment Requested

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manufacturing, Commercialization or Promotion of the Product in the Field in the Territory.

“Trademark” means (a) any trademark, trade dress, brand mark, service mark, brand name, logo or business symbol, Internet domain name and e-mail address, whether or not registered, or any application, renewal, extension or modification thereto, and (b) all goodwill associated therewith.

“Gloria” means Harbin Gloria Pharmaceuticals Co., Ltd., as identified in the preamble to this Agreement.

“Gloria Indemnitee(s)” has the meaning set forth in Section 14.2.

ARTICLE 2
LICENSE GRANTS; EXCLUSIVITY

2.1              Development and Commercialization Licenses

2.1.1        Sucampo Grants. Subject to the terms and conditions of this Agreement, during the Term, Sucampo hereby grants to Gloria solely under the Sucampo Patent Rights, and Sucampo Other Intellectual Property Rights, in and to the Sucampo Background Technology, and any Jointly Developed Technology and Sucampo’s rights in Data Exclusivity:

(a)                   an exclusive, except to Sucampo and its Affiliates, royalty-bearing and non-transferable (except to the extent set forth in Section 15.8) right and license, with the right to grant sublicenses solely in accordance with Section 2.1.2, to Develop, to the extent expressly agreed to by the Parties in the JDC, the Product in the Territory in support of obtaining Regulatory Approval for the Product in the Field in the Territory;

(b)                  an exclusive, royalty-bearing and non-transferable (except to the extent set forth in Section 15.8) right and license, with the right to grant sublicenses solely in accordance with Section 2.1.2, to Promote and Commercialize the Product in the Field in the Territory; and

(c)                   an exclusive, except as to Sucampo and its Affiliates, royalty-bearing and non-transferable (except to the extent set forth in Section 15.8) license under the Regulatory Filings, with the right to grant sublicenses solely in accordance with Section 2.1.2, to use and reference in Regulatory Filings in the Territory any data Controlled by Sucampo reasonably necessary to support Regulatory Filings.

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2.1.2        Right to Sublicense. Subject to and in accordance with the terms and conditions of this Agreement, Gloria shall have the right to grant sublicenses and rights of reference granted by Sucampo under Section 2.1.1 to (a) its Affiliates without prior approval of Sucampo as long as such Affiliate remains an Affiliate of Gloria and is listed as an Affiliate in Exhibit L as such Exhibit may be updated at least annually, and (b) any other Person, only if approved by Sucampo in advance and in writing, which approval may be granted in Sucampo’s sole discretion after having the opportunity, but not the obligation, to conduct its own due diligence with respect to the proposed sublicensee (each of the foregoing, a “Sublicensee”) provided that (i) in connection with a sublicense to any Person which is not an Affiliate of Gloria, Gloria shall enter into a binding and written sublicense agreement with each such Sublicensee (“Sublicense Agreement”) that is consistent in all respects with this Agreement and protects Sucampo’s interests and rights in its confidential and proprietary information and intellectual property rights to at least the same extent of this Agreement, including without limitation containing provisions for the benefit of Sucampo substantially similar in language and scope to Sections 2.1.4 and 11.1 and ARTICLE 10 of this Agreement; and provided that any such sublicense shall be of no greater scope than the license granted to Gloria under Section 2.1.1, (ii) in connection with a sublicense to any Person which is an Affiliate of Gloria, Gloria shall ensure that such Affiliate complies all respects with this Agreement as such terms apply to Gloria and protects Sucampo’s interests and rights in its confidential and proprietary information and intellectual property rights to the same extent of this Agreement, including without limitation Sections 2.1.4 and 11.1 and ARTICLE 10 of this Agreement; and provided that any such sublicense shall be of no greater scope than the license granted to Gloria under Section 2.1.1 (iii) Sucampo shall be an intended third party beneficiary of each Sublicense Agreement and to the extent permitted by the law, shall have the right, but not the obligation, to enforce any and all obligations of Gloria under a Sublicense Agreement, (iv) Gloria shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense and shall remain fully responsible and liable for any action or omission of each Sublicensee which would constitute a breach of this Agreement if committed by Gloria as if Gloria had committed such action or inaction itself and (v) the Sublicensee shall expressly agree in writing to be bound by and subject to the terms and conditions of this Agreement in the same manner and to the same extent as Gloria. Gloria shall, at its own expense, investigate each report and indication of breach of this Agreement by any Affiliate Sublicensee or any Sublicense Agreement, and Gloria shall promptly report to Sucampo any breach learned of or discovered by Gloria. Gloria shall diligently enforce the terms and conditions of this Agreement against each Affiliate Sublicensee and the terms and conditions of each Sublicense Agreement against each applicable Sublicensee, including without limitation, by (x) pursuing all appropriate judicial and administrative action and relief in the event of any breach of this Agreement by any Affiliate Sublicensee or breach of the Sublicense Agreement and (y) upon Sucampo’s request, terminating the Sublicense Agreement upon a breach thereof or the sublicense granted to the Affiliate Sublicensee upon a breach of the terms of this Agreement. Upon any expiration or termination of this Agreement for any reason, all Sublicense Agreements and all sublicenses granted to Affiliate Sublicensees under this Agreement shall automatically terminate. In no event shall Sucampo or any of its Affiliates have any obligation to assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such Sublicense Agreement or to any Affiliate Sublicensee either extending beyond Sucampo’s obligations and liabilities under this Agreement or otherwise.

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2.1.3        License to Product Trademarks. The Parties shall enter into a separate trademark license agreement within […***…] days of the execution of this Agreement, which form shall be attached to this Agreement as Exhibit E and incorporated by reference(the “Trademark License Agreement”), which shall provide that subject to and in accordance with the terms and conditions of this Agreement and the Trademark License Agreement, during the Term, Sucampo shall grant to Gloria an exclusive, except as to Sucampo and its Affiliates, royalty-bearing, non-sublicensable and non-transferable (except to the extent set forth in Section 15.8) license, to use the Product Trademarks solely to Promote and Commercialize the Product in the Field in the Territory. For the avoidance of doubt, Gloria is not obligated to make any additional royalty payment for its use of the Product Trademark other than the payments as set forth in Section 8.3 of this Agreement. Gloria shall not use the Product Trademarks other than for the purpose expressly and specifically set forth in this Section 2.1.3 and shall comply with Sucampo’s then-current trademark usage guidelines or other trademark guidelines expressly approved in writing by Sucampo (“Trademark Guidelines”), which Trademark Guidelines may be updated by Sucampo from time to time upon written notice to Gloria and shall set forth notice requirements, stylistic, quality and other guidelines in connection with the use of the Product Trademarks in the Field in the Territory. All use of the Product Trademarks by Gloria, and all goodwill associated with such use, shall inure to the benefit of Sucampo.

2.1.4        Development of Developed Technology and Developed Intellectual Property Rights. The Parties agree that there is no intent to develop any Technology or intellectual property rights under this Agreement and this Agreement is entered into by the Parties for the purpose of Gloria: (a) performing clinical trials and any Post-Approval Marketing Studies on behalf of and for the benefit and account of Sucampo in the Territory, (b) preparing and maintaining Regulatory Filings in the name of Sucampo for the Product in the Field and the Territory and (c) Commercializing the Product in the Field and the Territory. In the event that Sucampo, Gloria or any of their respective Affiliates (or any employees, contractors, agents and subcontractors of any of the foregoing) conceive, create, develop or otherwise reduce to practice in connection with their activities under this Agreement, regardless of whether such conception, creation, development or reduction to practice is done independently by or on behalf of one Party or jointly by any Party with any of the foregoing Parties and/or any other Third Parties: (a) any Technology and any improvements, derivatives or other modifications to such Technology (but expressly excluding any underlying Sucampo Background Technology and any other Technology provided or made accessible by or for Sucampo in connection with this Agreement in any medium and in any stage of development or completion)(“Developed Technology”) and/or (b) any intellectual property rights (including any patents or patent applications) and any improvements, derivatives or other modifications of any of the foregoing (but expressly

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excluding any underlying Sucampo Patent Rights, any of Sucampo’s Other Intellectual Property Rights and other intellectual property rights in and to the Sucampo Background Technology and Sucampo’s rights in the Data Exclusivity and Product Trademarks) (“Developed Intellectual Property Rights”) then, Gloria for itself and its Affiliates, shall promptly notify and disclose to Sucampo such Developed Technology and Developed Intellectual Property after the conception, creation or discovery thereof and the Parties hereby agree as follows:

(a)                To the extent that any Developed Technology (but excluding any improvements, derivatives or other modifications of any Sucampo Background Technology or any other Technology provided or made accessible by or for Sucampo in connection with this Agreement in any medium and in any stage of development or completion) is conceived, created, developed or otherwise reduced to practice solely by Gloria in the Territory (“Gloria Developed Technology”) and/or to the extent any Developed Intellectual Property Rights (but excluding any improvements, derivatives or other modifications of any Sucampo Patent Rights, any of Sucampo’s Other Intellectual Property Rights and other intellectual property rights in and to the Sucampo Background Technology, any improvements, derivatives or other modifications of any Sucampo Background Technology and Sucampo’s rights in the Data Exclusivity and Product Trademarks) are conceived, created, developed or otherwise reduced to practice solely by Gloria in the Territory (“Gloria Developed Intellectual Property Rights”), during the Term, Gloria shall be the sole and exclusive owner of all right, title and interest in and to the Gloria Developed Technology and all intellectual property rights therein or thereto and the Gloria Developed Intellectual Property Rights, in each case, solely in the Territory. Gloria hereby grants to Sucampo an unrestricted, perpetual, irrevocable, fully paid-up, royalty-free, sublicensable (through multiple levels of sublicensees), exclusive (during the Term, except as to Gloria in the Territory, and after the Term, even as to Gloria and its Affiliates) worldwide right and license, free from any liens or encumbrances, to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of, and otherwise enhance, modify, make, have made, sell, offer to sell, and otherwise dispose of, commercialize and exploit (and have others exercise such rights on behalf of Sucampo) all or any portion of the Gloria Developed Technology (or any intellectual property rights therein or thereto) and Gloria Developed Intellectual Property Rights, in any form or media (now known or later developed).Any exercise by Gloria of its rights in respect of the Gloria Developed Technology or Gloria Intellectual Property Rights shall be subject to the terms and conditions of the Agreement (including, without limitation, Section 2.1.2 and ARTICLE 10).

(b)               To the fullest extent permitted by Applicable Law, as and between the Parties, Sucampo shall be the sole and exclusive owner of all right, title and interest in and to (i) the Developed Technology other than the Gloria Developed Technology (“Sucampo Developed Technology”) and all intellectual property rights therein or thereto and the Developed Intellectual Property Rights other than the Gloria Intellectual Property Rights (“Sucampo Intellectual Property Rights”), in each case, throughout the world.

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To the maximum extent permitted by Applicable Law, (i) Gloria shall and hereby does, and shall cause its Affiliates to, irrevocably grant, convey, transfer, assign and deliver to Sucampo all right, title and interest in and to such Sucampo Developed Technology (and all intellectual property rights therein or thereto) and Sucampo Intellectual Property Rights, in perpetuity and throughout the world, effective immediately upon the inception, conception, creation or development thereof, and (ii) upon the expiration or termination of this Agreement, Gloria shall, and shall cause its Affiliates to, irrevocably grant, convey, transfer, assign and deliver to Sucampo all right, title and interest in and to the Gloria Developed Technology (and all intellectual property rights therein or thereto) and Gloria Developed Intellectual Property Rights, in perpetuity and throughout the world.

To the extent that any Sucampo Developed Technology (or any intellectual property rights therein or thereto), Sucampo Intellectual Property Rights, Gloria Developed Technology (or any intellectual property rights therein or thereto), or Gloria Developed Intellectual Property Rights (collectively, “Project Developed Technology and Rights”) are not assignable as provided in this Section 2.1.4(b) or that Gloria or its Affiliates retain any right, title or interest in or to any Project Developed Technology and Rights (or any intellectual property rights therein or thereto) in any jurisdictions in the world then, to the maximum extent permitted by Applicable Law, Gloria hereby unconditionally and irrevocably waives and quitclaims (and will cause to be unconditionally and irrevocably waived and quitclaimed) to Sucampo any and all claims and causes of action of any kind against Sucampo, its Affiliates and licensees (through multiple tiers) with respect to such rights, and agrees, at Sucampo’s request and expense, to consent to and join in any action to enforce such rights, and hereby grants to Sucampo an unrestricted, perpetual, irrevocable, fully paid-up, royalty-free, fully transferable, sublicensable (through multiple levels of sublicensees), exclusive (even as to Gloria and its Affiliates) right and license, throughout the world, free from any liens or encumbrances, to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of, and otherwise enhance, modify, make, have made, sell, offer to sell, and otherwise dispose of, commercialize and exploit (and have others exercise such rights on behalf of Sucampo) all or any portion of the Project Developed Technology and Rights (or any intellectual property rights therein or thereto) in any form or media (now known or later developed). Gloria agrees to (and will cause any Affiliates to), at Sucampo’s expense, take all reasonable additional actions and execute such agreements, instruments and documents as may be required, both during and after the Term, and agrees otherwise to give to Sucampo and any Person designated by Sucampo any assistance required in order to perfect the rights set forth in this Section 2.1.4, including without limitation, obtaining patents and copyright registrations, and to apply for, obtain, perfect, evidence, sustain and enforce Sucampo’s intellectual property rights in connection with the Project Developed Technology and Rights in any jurisdictions throughout the world and Gloria hereby irrevocably appoints, and will cause its Affiliates to irrevocably appoint, Sucampo and any Person designated by Sucampo as its attorney in fact to act for and on behalf of, and instead of, Gloria and its Affiliates, for the purposes of accomplishing any of the foregoing, with the same legal force and effect as if executed by Gloria and its Affiliates. Gloria further waives, and shall cause its Affiliates to waive, any “moral” rights, or other rights with respect to attribution of authorship or integrity relating to the Project Developed Technology and Rights as Gloria or any of its Affiliates may have under any applicable law and regulations under any legal theory.

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(c)                The Parties hereby acknowledge and agree that the Parties’ entering into this Agreement, Sucampo’s disclosure of Sucampo Patent Rights, Sucampo Other Intellectual Property Rights and Sucampo Background Technology as and to the extent set forth under Section 4.7 and Sucampo’s provision of assistance and support to Gloria as expressly set forth under this Agreement are good, valuable and sufficient consideration for the foregoing assignments and license grants by Gloria to Sucampo. If and to the extent that, notwithstanding the foregoing agreement of the Parties, local law of the Territory requires that additional consideration or payment needs to be made by Sucampo to Gloria in respect of the assignments or license grants under this Agreement, then the Parties may agree upon a reasonable minimum amount required to comply with such local law to be paid to Gloria for such foregoing assignments and license grants. The Parties hereby further acknowledge and agree that neither the foregoing nor any failure by the Parties to agree upon any reasonable minimum amount that may be required under such local law or otherwise shall waive, limit, restrict, condition, modify or otherwise affect the effectiveness of the foregoing assignments and license grants or Sucampo’s exercise of its rights hereunder.

2.1.5        Publication. Publication or presentation of a manuscript related to any Developed Technology or Developed Intellectual Property Rights under this ARTICLE 2 shall be governed by Section 3.1.4(b)(viii) and Section 10.3.2.

2.1.6        Product Diversion. To the extent permitted by Applicable Law, Sucampo shall not, and shall cause its Affiliates and sublicensees not to distribute, offer to sell, sell or otherwise Promote or Commercialize the Product in the Field into the Territory and should Sucampo become aware of any such Product diversion, it shall, in addition to and not in lieu or limitation of any other rights or remedies available to Gloria under this Agreement or at law or in equity, use Commercially Reasonable Efforts to stop the diversion at its sole cost and expense. To the extent permitted by Applicable Law, Gloria shall not, and shall include in its Sublicense Agreements with Sublicensees and its written agreements with Subcontractors that sell Product in the Field in the Territory covenants from such Sublicensees and Subcontractors to not, and shall cause its Affiliate Sublicensees to not, distribute, offer to sell, sell or otherwise Promote or Commercialize the Product outside of the Territory or outside the Field. Should Gloria become aware of any such Product diversion, it shall, in addition to and not in lieu or limitation of any other rights or remedies available to Sucampo under this Agreement or at law or in equity, use Commercially Reasonable Efforts to stop the diversion at its sole cost and expense.

2.2              No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise for any purpose. All such licenses and rights are or shall be granted only as expressly and specifically provided in this Agreement.

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2.3              Retained Rights. All rights not expressly and specifically granted under thisARTICLE 2 or such other terms and conditions of this Agreement are reserved by Sucampo and may be exercised or practiced by Sucampo for any purpose. In addition to and without limiting the generality of the foregoing, Sucampo retains any and all rights under the Sucampo Patent Rights, Sucampo Other Intellectual Property Rights and Sucampo Background Technology to make, have made, use, sell, have sold, export, import, distribute, commercialize or otherwise exploit the Compounds and the Product in the Field outside of the Territory and, subject to Section 5.2 below, for Other Formulation(s) or Dosage(s) and Other Indications anywhere in the world.

ARTICLE 3
ADMINISTRATION OF THE COLLABORATION

3.1              Committees

Committees’ Establishment. Within thirty (30) days of the Effective Date, Sucampo and Gloria shall establish the following committees (the “Committees”):

(a)                a Joint Steering Committee (“JSC”) with responsibility for and managing the collaboration and resolving any conflicts and overseeing the JCC and JDC,

(b)               a Joint Commercialization Committee (“JCC”) with responsibility for overseeing Commercialization-related activities with respect to the Product in the Field in the Territory, and

(c)                a Joint Development Committee (“JDC”) with responsibility for overseeing Development-related activities with respect to the Product in the Field in the Territory, including, without limitation, the regulatory approach and filing strategy designed to generate the successful submission and approval of the Product in the Field in the Territory.

Within sixty (60) days of the establishment of the foregoing Committees, the Committees shall meet to prepare such procedures and mechanisms as may be reasonably necessary for their operation to assure the most efficient conduct of each Party’s obligations under this Agreement.

3.1.2	JSC

(a)                Membership. Sucampo and Gloria shall each designate two (2) of its employees or consultants or its Affiliates’ employees or consultants to serve as members of the JSC (or such other equal number of representatives as the Parties may agree). The initial members of the JSC are set forth on Exhibit F. Each representative of the JSC shall have the requisite experience and seniority to make decisions on behalf of the Parties with respect to issues falling within the jurisdiction of the JSC. The chairperson shall serve for a term of one (1) year, beginning on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson of the JSC shall alternate between the Parties. The initial chairperson shall be selected by Sucampo and is set forth on Exhibit F. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JSC by giving written notice to the other Party; provided such substitute meets the criteria defined herein. Neither Party shall have the right to remove a sitting member of the other Party. The JSC shall meet quarterly unless otherwise agreed by the JSC.

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(b)               Responsibilities. The JSC shall have the responsibilities set forth in Section 3.1.1(a), including to:

(i)                 Discuss strategies for Commercialization of the Product in the Field in the Territory;

(ii)               Review the activities and monitor the progress of the JCC and JDC;

(iii)             Resolve any Disputed Matters referred to the JSC by the JDC or JCC; and

(iv)             Perform such other functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

3.1.3	JCC.

(a)                Membership. Sucampo and Gloria shall each designate three (3) of its employees or consultants or its Affiliates’ employees or consultants to serve as members of the JCC (or such other equal number of representatives as the Parties may agree). The initial members of the JCC are set forth on Exhibit F. Each representative of the JCC shall have the requisite experience and seniority to make decisions on behalf of the Parties with respect to issues falling within the jurisdiction of the JCC. The chairperson shall serve for a term of one (1) year, beginning on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson of the JCC shall alternate between the Parties. The initial chairperson shall be selected by Gloria and is set forth on Exhibit F. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JCC by giving written notice to the other Party; provided such substitute meets the criteria defined herein. Neither Party shall have the right to remove a sitting member of the other Party. The JCC shall meet quarterly unless otherwise agreed by the JCC.

(b)               Responsibilities. The JCC shall have the responsibilities set forth in Section 3.1.1(b), including to:

(i)                 Review and approve the Commercialization Plan, including any material updates, amendments, modifications, and waivers of provisions thereof by consensus of all of its members in accordance with Section 3.1.6 below;

(ii)               Review and evaluate progress under the Commercialization Plan;

(iii)             Review and approve the Promotional Materials; and

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(iv)             Perform such other functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

3.1.4        JDC

(a)                Membership. Sucampo and Gloria shall each designate three (3) of its employees or consultants or its Affiliates’ employees or consultants to serve as members of the JDC (or such other equal number of representatives as the Parties may agree). Each Party shall designate to be members of the JDC at least one (1) representative from its regulatory department and one (1) representative from its clinical development department. The initial members of the JDC are set forth on Exhibit F. Each representative of the JDC shall have the requisite experience and seniority to make decisions on behalf of the Parties with respect to issues falling within the jurisdiction of the JDC. The chairperson shall serve for a term of one (1) year beginning on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson of the JDC shall alternate between the Parties. The initial chairperson shall be selected by Gloria and is set forth in Exhibit F. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JDC by giving written notice to the other Party; provided such substitute meets the criteria defined herein. Neither Party shall have the right to remove a sitting member of the other Party. The JDC shall meet quarterly unless otherwise agreed by the JDC.

(b)               Responsibilities. The JDC shall have the responsibilities set forth in Section 3.1.1(c), including to:

(i)                 Review and approve the Development Plan, including all material updates, amendments, modifications, and waivers of provisions thereof by consensus of all of its members in accordance with Section 3.1.6 below;

(ii)               Review and evaluate progress under the Development Plan, including without limitation all health, safety and quality concerns;

(iii)             Review the statistical analysis plans and protocols for all pre-clinical and Clinical Studies in the Territory prepared in support of obtaining or maintaining Regulatory Approvals for the Product in the Field in the Territory;

(iv)             Unless otherwise agreed by the Parties, review all proposed initial submissions for the Product in the Field to Regulatory Authorities anywhere in the world;

(v)               Unless otherwise agreed by the Parties, review the submission of all draft and final Product Labels and Inserts for the Product in the Field in the Territory and any material changes thereto;

(vi)             Monitor the progress of all Clinical Studies and other development activities for the Product in the Field anywhere in the world;

(vii)           Assess the potential impact of Clinical Studies conducted anywhere in the world on Product Labels and Inserts for the Product in the Field in the Territory;

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(viii)         Review all proposed publications or presentations for the Territory related to the Product in the Field pursuant to Clinical Studies that is based on data developed by or for Sucampo and its Affiliates; and

(ix)             Perform such other Development functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

3.1.5        Committee Meetings. Each Committee shall establish a schedule of times for regular meetings. The JSC, JCC and JDC shall meet quarterly unless the Committees otherwise agree. Meetings may be held in person, by telephone or videoconference, provided that at least one meeting per Calendar Year shall be held in person. Such in-person meeting shall alternate between the respective offices of Gloria and Sucampo or such other locations mutually agreed upon by the Committees. The chairperson of each Committee shall prepare and circulate to each Committee member an agenda for each Committee meeting reasonably in advance of each meeting. At each Committee meeting, the presence of at least one (1) member designated by each Party shall constitute a quorum. The Committees shall keep minutes of their meetings that record all decisions and all actions recommended or taken in reasonable detail. The chairperson of each Committee shall circulate a draft of the minutes no later than five (5) Business Days after each meeting and each member of the Committee shall have the opportunity to comment on the draft minutes. The minutes shall be approved, disapproved or revised as necessary within thirty (30) days of each meeting; provided, however, that if the Parties cannot agree as to the content of the minutes, such minutes will be finalized to reflect such disagreement. The chairperson of each Committee shall circulate final minutes of each meeting to each Committee member.

3.1.6        Decision-Making. Except as otherwise provided herein, decisions of each Committee shall be made by consensus. Each Committee shall use reasonable efforts to reach agreement on any and all matters for which it is responsible. In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by a Committee within fifteen (15) Business Days after the Committee first meets to consider such matter (each such matter, a “Disputed Matter”), then the following procedure shall apply:

(a)                JDC Disputed Matters. Disputed Matters arising from the JDC shall be referred for resolution to the JSC. The JSC shall initiate discussions in good faith to resolve each Disputed Matter within […***…] of receipt of the notice of such Disputed Matter. In the event that the JSC does not reach agreement on such Disputed Matter within […***…] from the date of initiation of such discussions, such Disputed Matter shall be referred to senior management for resolution in accordance with Section 3.1.6(d).

(b)               JCC Disputed Matters. Disputed Matters arising from the JCC shall be referred for resolution to the JSC. The JSC shall initiate discussions in good

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faith to resolve each Disputed Matter within […***…] of receipt of the notice of such Disputed Matter. In the event that the JSC does not reach agreement on such Disputed Matter within […***…] from the date of initiation of such discussions, such Disputed Matter shall be referred to senior management for resolution in accordance with Section 3.1.6(d).

(c)                JSC Disputed Matters. Disputed Matters first arising in the JSC or not resolved by the JSC which had first arose in the JDC or JCC shall be referred to senior management for resolution in accordance with Section 3.1.6(d).

(d)               Management Negotiations. In the event that the JSC cannot resolve a Disputed Matter, either Party may, by written notice to the other, refer such Disputed Matter to the Parties’ respective senior management for good faith negotiations. In the event that, despite good faith efforts, resolution of such Disputed Matter cannot be reached by senior management of the Parties within […***…] of its referral:

(i)                 with respect to any Disputed Matter that relates to (1) pharmacovigilance, including monitoring and reporting of Adverse Events and Serious Adverse Events; (2) monitoring and evaluation of the manufacturing process, quality, stability, efficacy and adverse drug reactions of the Product in the Field in the Territory; (3) Product quality control and cGMP compliance; (4) Product recalls in the Field in the Territory; (5) renewal of the marketing authorization on expiry, amendment of the marketing authorization to reflect changes in the Product permit and other regulatory matters; (6) conduct of Phase IV Clinical Trials, which shall be performed by Gloria on behalf of Sucampo; (7) legal matters, including the potential infringement of the Product on any intellectual property or proprietary rights of any Third Party in the Territory; and (8) any other matters agreed upon by the Parties in writing, if such Disputed Matter occurred before the commencement of Commercialization and does not directly or materially affect Gloria’s compliance with PRC laws in connection with this Agreement, Sucampo shall have the final decision-making authority; if such Disputed Matter occurred prior to the commencement of Commercialization of the Product and directly and materially affects Gloria's compliance with PRC laws in connection with this Agreement, Gloria shall have the final decision-making authority; and if such Dispute Matter occurred after the commencement of Commercialization of the Product, Gloria shall have the final decision-making authority, provided however that, notwithstanding the foregoing, Sucampo shall have final decision-making authority over any of the foregoing Disputed Matters to the extent they relate to, are in connection with or implicated by the manufacture of the Product;

(ii)               with respect to any Disputed Matter that relates to the Commercialization of the Product in the Field in the Territory other than the matters set forth in Section 3.1.6(d)(i) above, Gloria shall have final decision-making authority; and

(iii)             with respect to any Disputed Matter that relates to Development of the Product in the Field in the Territory, the final decision-making authority shall rest with Sucampo, unless (A) the Disputed Matter relates to the conduct of Post-Approval Marketing Studies by Gloria under Section 4.3.1 other than the matters set

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forth in Section 3.1.6(d)(i) above, in which case Gloria shall have final decision-making authority; and (B) to the extent the Disputed Matter will result in a material deviation from the budget of Gloria for the Development of the Product for use in the Field in the Territory and such material deviation has not been approved by the JDC or agreed upon by Gloria and Sucampo, in which case Gloria shall have final decision-making authority.

3.2              Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly and specifically provided for in this Agreement, or the Parties expressly so agree in writing. In addition to and without limiting the generality of the foregoing, (a) no Committee shall substitute for either Party’s ability to exercise any rights set forth under this Agreement nor excuse the performance of any obligation set forth under this Agreement, (b) no Committee shall have the authority to make any determination that a Party is in breach of this Agreement, or that a Party has engaged or not engaged in acts related to breach and (c) no Committee shall have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified, or compliance with which may only be waived, solely as and to the extent provided in Section 15.5.

3.3              Interactions Between a Committee and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Nothing contained in this Article shall prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has a performance or other obligation hereunder, provided that such decisions are consistent with the then-current Commercialization Plan or Development Plan, as applicable, and the terms and conditions of this Agreement and all Applicable Law.

3.4              Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a Committee.

3.5              Purpose of the Committees. The Parties acknowledge and agree that the Committees are strictly for the purposes of decision-making and governance of the Agreement.

3.6              Communication. With regard to the Parties’ entire relationship, the Parties shall cooperate and provide support in connection with each other’s reasonable requests and shall promptly respond to each other’s communications.

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ARTICLE 4
DEVELOPMENT

4.1              Development Plan

4.1.1        Initial Plan. The Development of the Product for use in the Field in the Territory shall be governed by a comprehensive, multi-year plan containing (a) the Development program (including pharmacokinetics studies) to be conducted by Gloria on an activity-by-activity basis and the study protocol, and (b) the regulatory strategy for obtaining Regulatory Approval for the Product in the Field in the Territory, which Development program is designed to generate all the Clinical Data and regulatory information required to obtain the Regulatory Approval required for Gloria to be able to Promote and Commercialize the Product in the Field in the Territory (the “Development Plan”). Within […***…] following the Effective Date, Gloria shall prepare and provide to the JDC a proposed Development Plan for its review and approval in accordance with the provisions of ARTICLE 3. The Development Plan shall not negatively impact Sucampo or its licensees’ marketing of the Product outside of the Territory.

4.1.2        Amendments. Commencing in the first full Calendar Year after the Effective Date and continuing during the Term, Gloria shall prepare and submit no later than January 31st of each Calendar Year for review and approval by the JDC appropriate amendments and updates to the Development Plan. Such amendments and updates of the Development Plan shall not negatively impact Sucampo or its licensees’ marketing of the Product outside of the Territory.

4.2              Responsibilities. Gloria shall be solely responsible for conducting all Development activities set forth in the Development Plan unless otherwise agreed by the JDC.

4.3              Development Activities

4.3.1        Responsibilities. Gloria shall use Commercially Reasonable Efforts to Develop the Product in the Field in the Territory, including the activities in the Development Plan and in this Section 4.3.1, in accordance with the Development Plan, the terms and conditions of this Agreement, all Applicable Laws and cGCP. Gloria shall be solely responsible for funding and completing all Clinical Studies required to obtain and maintain Regulatory Approval for the benefit and account of Sucampo for the Product in the Territory in the Field. Gloria shall be responsible for all the other Development activities contemplated by the Development Plan and shall bear all Development costs required for registration for the Product in the Field in the Territory and approved by JDC for the benefit and account of Sucampo. If the CFDA or any other Regulatory Authority in

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the Territory requires or recommends any Phase IV Clinical Studies as a condition to obtaining the Regulatory Approval for the Product in the Field in the Territory or maintaining such Regulatory Approval, Gloria shall fund, conduct and direct all such Phase IV Clinical Studies based on a plan approved by the JDC. For the avoidance of doubt, if Sucampo or its Affiliates conduct any Development activity by itself in the Territory, Sucampo shall be solely responsible for funding those Development activities.

4.3.2        Other Post-Approval Marketing Studies. Gloria shall fund, conduct and direct any Post-Approval Marketing Studies determined by the JCC provided that such Post-Approval Marketing Studies shall not negatively impact: (a) Sucampo’s marketing of the Product outside of the Territory or (b) Sucampo’s marketing of the Product for Other Indications in the Territory.

4.3.3        Other Development Activities. In the event the JDC identifies an opportunity to expand and optimize the Compound in the Field in the Territory such as expanding the label for the Product for use in the Field in the Territory, Gloria shall submit a Development Plan and be responsible for the related Development costs (including any Clinical Studies required to expand the label of the Product for use in the Field in the Territory) of pursing any such opportunities subject to the approval of the JDC. The Development Plan shall not negatively impact Sucampo or its licensees’ marketing of the Product outside of the Territory.

4.4              Conduct of Development

4.4.1        Compliance. The Parties shall perform their obligations under the Development Plan and all other Development activities required for registration for the Product in the Field in the Territory in good scientific manner and in compliance with the Development Plan, the terms and conditions of this Agreement, cGCP and all Applicable Law.

4.4.2        Cooperation. The Parties shall reasonably cooperate through the JDC in the performance of the Development Plan.

4.4.3        Segregation. Gloria shall, and shall cause each of its Sublicensees to, establish, internal procedures consistent with industry best practices (including, without limitation, the procedures set forth below) to keep and maintain all Sucampo Background Technology, Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data, CMC Data and any other data, information and materials provided by or for Sucampo in a secure environment and prevent the contamination of any of the foregoing that is received in accordance with the terms under this Agreement. Gloria shall, and shall cause each of its Sublicensees to: (a)cause all such Sucampo Background Technology, Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data, CMC Data and any other data, information and materials to be promptly logged and stored pursuant to this Section 4.4.3, (b)store all electronic versions of such Sucampo Background Technology, Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data, CMC Data and any other data, information and materials on dedicated electronic storage media and ensure that such dedicated electronic storage media is accessible only through a separate and unique login account, (c)ensure that the only persons with access to such Sucampo Background Technology, Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data, CMC Data and any other data, information and materials are its employees who have a need to access such Sucampo Background Technology, Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data, CMC Data and any other data, information and materials pursuant to this Agreement and who are subject to confidentiality obligations which are substantially the same as and no less restrictive than those set forth in ARTICLE 10(such persons, “Access Individuals”), (d)keep complete, detailed and accurate records of all Access Individuals and such Sucampo Background Technology, Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data, CMC Data and any other data, information and materials (or any portion thereof) accessed by such Access Individuals, and (e)comply with any other measures reasonably requested by Sucampo. In addition to and without limiting the generality of the foregoing, Gloria shall use best efforts to ensure that any Regulatory Authorities and other Third Parties to whom any Pre-Clinical Data, Clinical Data, CMC Data and any other data in connection with the Product in the Field in the Territory are disclosed under and subject to the express terms and conditions of this Agreement shall, in each case, keep all such data segregated and confidential.

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4.5              Records. The Parties shall maintain records of its Development activities under the Development Plan in sufficient detail, in good scientific manner appropriate for patent application and regulatory purposes and in accordance with all Applicable Law and otherwise in a manner that reflects all work done and results achieved in the performance of the Development Plan. The Parties shall retain such records for at least five (5) years after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law or agreed to in writing by the Parties. Subject to ARTICLE 10, a Party shall provide the other Party, upon reasonable request, a copy of such records to the extent reasonably required for the performance of the requesting Party’s obligations and exercise of its rights under this Agreement. Although the Parties agree that there is no intent to develop any Technology under the Development Plan or otherwise, each Party agrees to maintain a policy that requires its employees and consultants to record and maintain any Technology developed during the Development Plan in accordance with generally accepted practice in the industry.

4.6              Right to Inspect. Subject to ARTICLE 10, upon reasonable advance notice to Gloria and the Sublicensee (if applicable), Sucampo shall have the right, but not the obligation to (a) have access to Gloria’s or any Sublicensee’s facilities in which Development activities are performed, the investigators, project managers, other employees, contractors and other personnel performing the Development activities; (b) have access to and the right to examine all information, books and records in accordance with Section 4.5 above; (c) visit, examine and inspect Gloria’s and any Sublicensee’s facilities in which the Development activities are performed and any containers or other equipment used in the work conducted for the Development activities, including any areas where the Compound is stored or handled; (d) inspect the work conducted and Development activities; and (e) inspect and obtain copies of licenses, authorizations, approvals or written communications from any Regulatory Authority in connection with such Development activities, in each of the foregoing cases, during normal business hours and subject to Gloria’s customary rules and restrictions with respect to site visits by non-Gloria personnel, in order that Sucampo may be assured as to whether the Development activities are being performed in conformance with the Development Plan and otherwise in accordance with this Agreement.

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4.7              Technology or Manufacturing Transfer. As soon as reasonably practicable after the Effective Date and from time to time during the Term, Sucampo shall disclose to Gloria such of the Sucampo Patent Rights, Sucampo Other Intellectual Property Rights, and Sucampo Background Technology necessary for Gloria to exercise its rights and perform its obligations to Develop, Promote and Commercialize the Product in the Field in the Territory. During the Term, Sucampo will provide Gloria with reasonable technical assistance relating to the use of Sucampo Patent Rights, Sucampo Other Intellectual Property Rights and Sucampo Background Technology, provided that Gloria provides Sucampo with sufficient prior notice of, and discusses with Sucampo, the type and scope of assistance needed. Gloria may include in such notice the feasibility assessment of such technology or manufacturing transfer and a preliminary implementation plan. Sucampo shall have […***…] from the date of the notice to provide a written response as to whether it wishes to participate in negotiations with Gloria with respect to such technology or manufacturing transfer opportunity in the Territory; provided, that Sucampo agrees that, if it determines not to participate in such negotiations prior to the end of such period, it shall in good faith provide written notice to Gloria promptly upon such determination and propose a new timeline for the negotiation (as applicable).If Sucampo’s response indicating whether or not it wishes to participate in negotiations with respect to such technology or manufacturing transfer opportunity in the Territory is not delivered to Gloria within the […***…] response period, Sucampo shall not be free to discuss such technology or manufacturing transfer opportunity with any Third Party in the Territory until Sucampo has provided Gloria with a response. If Sucampo indicates in its response delivered within such […***…] period that it wishes to participate in negotiations with Gloria with respect to such technology or manufacturing transfer opportunity in the Territory, Gloria has the right to carry out exclusive negotiations with Sucampo in good faith for a period […***…] after Sucampo’s receipt of such notice to include such technology or manufacturing transfer under a license agreement. For the avoidance of doubt, Sucampo shall not negotiate or enter into discussion with any Third Party in the Territory in respect of such technology or manufacturing transfer opportunity prior to the expiry of the […***…] period. If the terms and conditions for such license agreement have not been agreed upon by the Parties upon the expiry of the foregoing period, Sucampo shall be entitled to negotiate with Third Parties for such technology or manufacturing transfer without further obligation or liability to Gloria.

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4.8              Supply of Compound. Sucampo shall use Commercially Reasonable Efforts to supply, at its cost, the Compound to Gloria as reasonably required by Gloria for the completion of the Development of the Product in the Field in the Territory. Gloria shall be fully responsible for its and its employees’, agents’ and contractors’ (including without limitation its Affiliates’ and other Sublicensees’) use, storage, handling and disposition of the Compound. Unless otherwise directed by Sucampo, upon suspension, discontinuation or completion of the Development of the Product in the Field in the Territory, Gloria shall: (a) promptly provide to Sucampo an accounting of the receipt and disposition of the Compound, (b) at Sucampo’s sole option, return to Sucampo or its designee properly all unused supplies of the Compounds as well as any empty containers in accordance with all Applicable Laws and any requirements of or instructions by Sucampo, and (c) promptly provide to Sucampo a written certification by a duly authorized representative of Gloria of such return of the Compound. Gloria shall not, and shall ensure that its employees, agents and contractors, including the investigators, its Affiliates and other Sublicensees shall not: (a) use the Compound except as expressly and specifically provided in this Agreement and the Development Plan, (b) distribute, transfer or release the Compound to any other Person for any purpose or use, except as expressly and specifically described in this Agreement and the Development Plan; and (c) chemically, physically or otherwise modify the Compound, except the extent expressly and specifically required by the Development Plan. In addition to and not in lieu or limitation of the foregoing, Gloria shall (i) limit access to the Compound to only the participants of any Clinical Studies who have provided their informed consent and who are under the principal investigator’s supervision, as expressly and specifically described in the Development Plan; and (ii) hold, store and transport the Compound in compliance with all Applicable Laws and any other requirements or instructions of Sucampo. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE COMPOUND IS BEING SUPPLIED TO GLORIA WITH NO, AND SUCAMPO HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THEY ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE. SUCAMPO MAKES NO AND HEREBY DISCLAIMS ANY, REPRESENTATIONS THAT THE USE OF THE COMPOUND WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS OF ANY THIRD PARTIES.

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ARTICLE 5
DEVELOPMENT AND COMMERCIALIZATION OF Other Formulation(s) or Dosage(s)

5.1              Reporting. From time to time during the Term, Sucampo and its Affiliates may seek to develop or commercialize Other Formulation(s) or Dosage(s) or Other Indication(s). Sucampo shall provide Gloria with notice of such Other Formulation(s) or Dosage(s) within […***…] after the Phase IIa Study reports or other advanced Clinical Study reports are available for such Other Formulation(s) or Dosage(s). The notice shall include such information with regard to such Other Formulation(s) or Dosage(s) as Gloria reasonably determines is necessary to permit Gloria and its Affiliates to evaluate such Other Formulation(s) or Dosage(s) and its/their potential marketability in the Territory for purposes of determining whether to exercise the option described in Section 5.2.

5.2              Gloria Right of First Refusal for Other Formulation(s) or Dosage(s).Subject to Gloria’s compliance with all terms and conditions of this Agreement, Gloria shall have […***…] from the date of the notice referred to in Section 5.1 to provide a written response as to whether it wishes to participate in negotiations with Sucampo with respect to such Other Formulation(s) or Dosage(s) opportunity in the Territory, provided that Gloria agrees that, if it determines not to participate in such negotiations prior to the end of such period, it shall in good faith provide written notice to Sucampo promptly upon such determination. If Gloria’s response indicating whether or not it wishes to participate in negotiations with respect to such Other Formulation(s) or Dosage(s) opportunity in the Territory is not delivered to Sucampo within the […***…] response period, Gloria shall no longer have the right to exercise such Other Formulation(s) or Dosage(s) opportunity, as applicable, and Sucampo shall be free to discuss such Other Formulation(s) or Dosage(s) opportunity, as applicable, with any Third Party without further obligation or liability to Gloria. If Gloria indicates in its response delivered within such […***…] period that it wishes to participate in negotiations with Sucampo with respect to such Other Formulation(s) or Dosage(s) opportunity in the Territory, Gloria has the right to carry out exclusive negotiation with Sucampo in good faith for a period of […***…] after Gloria’s receipt of such notice to include such Other Formulation(s) or Dosage(s), as applicable, under a license agreement with the terms and conditions no less favorable to Gloria than those of this Agreement. For the avoidance of doubt, Sucampo shall not negotiate or enter into discussion with any Third Party in the Territory in respect of such Other Formulation(s) or Dosage(s)opportunity prior to the expiry of the […***…]. If the terms and conditions for such license agreement have not been agreed upon by the Parties upon the expiry of the foregoing period, Sucampo shall be entitled to negotiate with Third Parties for the development and commercialization of such Other Formulation(s) or Dosage(s) without further obligation or liability to Gloria.

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ARTICLE 6
REGULATORY

6.1              Regulatory Filings; Regulatory Approvals

6.1.1        Ownership. To the maximum extent permitted by Applicable Law, Sucampo shall own, and Gloria shall provide Sucampo with original copies of, all Regulatory Filings (including all Regulatory Approvals) upon the expiration or earlier termination of this Agreement or at any time upon Sucampo’s reasonable request and Gloria shall register and maintain all Regulatory Approvals, including obtaining any variations or renewals thereof, solely for the benefit and account of Sucampo, at Gloria’s sole cost and expense, provided however that Gloria shall have the right to keep in custody of all original copies of the Regulatory Approvals throughout the Term of this Agreement to the extent required by Applicable Law provided that Gloria provides Sucampo with legible copies of all such Regulatory Approvals promptly upon receipt thereof and that Gloria promptly returns all original copies of the Regulatory Approvals to Sucampo upon the termination or expiration of this Agreement. Each Party agrees that neither it nor its Affiliates will do anything to adversely affect any of the Regulatory Approvals or other Regulatory Filings.

6.1.2        Regulatory Strategy; Preparation of Regulatory Filings; Communications.

(a)                Development of Regulatory Strategy. The Parties shall reasonably cooperate and consult with each other, through the JDC, in good faith, to develop strategies for all Regulatory Filings in the Field in the Territory for the Compounds and the Product, and from time to time update the Development Plan as appropriate to reflect such developed strategies.

(b)               Preparation of Regulatory Filings; Review of Regulatory Filings. Gloria shall be responsible for: (i) implementing the regulatory strategy for Clinical Studies (other than Post-Approval Marketing Studies) (including interactions with Regulatory Authorities) in the Territory; (ii) preparing and submitting, solely for the benefit and account of Sucampo, all Regulatory Filings in the Territory in the Field in Sucampo’s name (provided that the Parties shall reasonably cooperate with each other regarding such preparation and submission); and (iii) other public disclosure and confidentiality provisions in this Agreement notwithstanding, obtaining, referencing and using all Regulatory Filings, Pre-clinical Data, Clinical Data and CMC Data for the Product in the Field (including but not limited to countries outside the Territory) solely for use in the Territory in connection with the Regulatory Filings, without any additional compensation from Sucampo. For the avoidance of doubt, Sucampo shall not carry out any of the activities indicated in (i) - (iii) of this Section in the Territory without the prior approval of Gloria in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Such approval by Gloria should also be subject to any regulations by Regulatory Authority and Applicable Law in the Territory. At Sucampo’s request, Gloria shall provide Sucampo with (a) copies of such Regulatory Filings in the Territory in the Field, Pre-clinical Data, Clinical Data, CMC Data and all other data generated by or for Gloria in connection with the Product in the Field in the Territory and this Agreement within thirty (30) days, and (b) with other related information as soon as practicable and otherwise keep Sucampo informed of any developments from time to time.

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(c)                Communications; Regulatory Meetings. After the Regulatory Authorities in the Territory have approved the Drug Approval Application, Sucampo shall cooperate with Gloria’s reasonable requests relating to, and provide support in responding to, communications from Regulatory Authorities in the Territory related to the Product in the Field, including using Commercially Reasonable Efforts to provide comments on Gloria’s submissions’ and responses within ten (10) Business Days from the time of receipt or sooner if required by such Regulatory Authorities.

(d)               Occurrences or Information Arising out of Sucampo Manufacturing Activities. During the Term, Sucampo will advise Gloria, without undue delay following, and in any event within a period not to exceed […***…] of, any occurrences or information arising out of Sucampo’s manufacturing activities that Sucampo is aware have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning the Product in the Field in the Territory, including actual or threatened Regulatory Filing withdrawals or labeling changes to the Product in the Field in the Territory.

(e)                Regulatory Authority Inspections. During the Term, each Party will be responsible for handling and responding to any Regulatory Authority inspections with respect to the Party’s role in the Development, manufacture, Promotion and Commercialization of the Product in the Field in the Territory. Each Party will provide to the other Party any information reasonably requested by the other Party and all significant information requested by any Regulatory Authority in the Territory concerning any governmental inspection related to the Product, and will allow Regulatory Authorities in the Territory to conduct reasonable inspections upon the request of such Regulatory Authority. In the event such Regulatory Authorities conduct an inspection, the Party under inspection will inform the other Party of the occurrence of such inspection, and invite the other Party to participate in the inspection process.

(f)                Violations or Deficiencies Relating to the Product. In the event a Party is inspected by any Regulatory Authority in the Territory, the inspected Party will notify the other Party without undue delay, and in any event within a period not to exceed […***…], of any written alleged violations or deficiencies relating to the Product, and any proposed corrective actions to be taken. The inspected Party shall as expeditiously as practicable take any such corrective action required to comply with the provisions of this

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Agreement and Applicable Law. Prior to submission of any written response submitted to any applicable Regulatory Authority in the Territory, to the extent reasonably practicable, the other Party may review and comment on any portion of the response regarding written alleged violations or deficiencies relating to the Product; provided that the inspected Party shall have final say regarding the content of any submission to such Regulatory Authority.

6.2              Product Labels and Inserts; Core Data Sheets. Sucampo shall own and be responsible for the manufacturing of all Product Labels and Inserts and Core Data Sheets for the Product in the Field in the Territory. Gloria shall provide the artwork for the Product Labels and Inserts, subject to Sucampo’s prior written consent, which shall not be unreasonably withheld, conditioned or denied. Gloria shall not alter, change or in any way modify the artwork that has previously been approved, for any reason, without Sucampo’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and provided that such approved artwork shall conform to all applicable Laws and Regulatory Approval.

6.3              Pharmacovigilance Administration. Sucampo delegates to Gloria the responsibility, and Gloria shall bear all costs, of pharmacovigilance administration of the Compound and Product in the Field in the Territory in accordance with the Development Plan, the Pharmacovigilance Agreement and all Applicable Law, including without limitation, any post-marketing Clinical Studies obligations (PMS) and any obligations to submit periodic safety updated reports (PSUR) to the Regulatory Authorities in the Territory. Sucampo shall ensure that it and its Affiliates provide Gloria with all information and data reasonably required to allow Gloria to comply with its regulatory obligations.

6.4              Adverse Event Reports. Sucampo delegates to Gloria the responsibility for investigating Adverse Events, Serious Adverse Events and other required safety information associated with the Clinical Studies and any Post-Approval Marketing Studies of the Compound and the use of the Product in the Field in the Territory according to the requirements of PRC law. Gloria shall be responsible for the collection, review, assessment, tracking and filing of information related to Adverse Events and Serious Adverse Events. Gloria shall set up special bodies and arrange for full-time personnel with professional knowledge about medicine, pharmacy, epidemiology and statistics and the ability to scientifically analyze and assess Adverse Events and Serious Adverse Events to undertake the reporting and monitoring of Adverse Events and Serious Adverse Events. Each Party shall ensure that it and its Affiliates promptly provide the other Party with all necessary information and data to allow the other Party to comply with its regulatory obligations. Within […***…] from the Effective Date, the Parties shall enter into an agreement to initiate a process for the exchange of Adverse Event and Serious Adverse Event safety data in a mutually agreed format, including, but not limited to, post-marketing spontaneous reports received by a Party or its Affiliates, sublicensees, Distributors or other

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Subcontractors in order to monitor the safety of the Product in the Field and the Territory, and to: (a) establish and keep detailed files for the reporting and monitoring of Adverse Events and Serious Adverse Events, (b) investigate any Adverse Events and Serious Adverse Events,(c) meet notification and reporting requirements with any applicable Regulatory Authority and (d) implement effective measures to reduce and prevent the repeated occurrence of Adverse Events or Serious Adverse Events, all of the foregoing, in accordance with all Applicable Law (“Pharmacovigilance Agreement”).

6.5              Recalls and Market Withdrawals

6.5.1        Notification. Each Party shall make every reasonable effort to notify the other Party promptly (but in no event later than […***…] upon its determination that any event, incident or circumstance has occurred that may result in the need for a Recall or Market Withdrawal of the Product in the Field in the Territory, and include in such notice the reasoning behind such determination and any supporting facts.

6.5.2        Initiation. Both Parties shall jointly determine whether to voluntarily implement any Recall and upon what terms and conditions the Product in the Field shall be subject to a Recall in the Territory. Both Parties shall jointly determine whether to voluntarily implement a Market Withdrawal in the Territory and upon what terms and conditions the Product in the Field shall be subject to a Market Withdrawal or otherwise temporarily or on a limited basis withdrawn from sale in the Territory; provided that notwithstanding the foregoing or anything to the contrary in this Agreement, Sucampo may, in accordance with its internal regulations with respect to compliance and Adverse Events and Serious Adverse Events, cause Gloria and its Sublicensees and Subcontractors to cease or suspend the Development, Promotion and Commercialization of the Compound and Product, as applicable, upon reasonable written notice to Gloria. In addition to and not in lieu or limitation of the foregoing, in the event that Sucampo and Gloria are unable to agree whether or not to implement a voluntary Recall or Market Withdrawal of the Product in the Territory, notwithstanding anything herein to the contrary, Sucampo shall make the final determination but Gloria shall have the right to immediately terminate this Agreement if it disagrees with Sucampo’s determination. If a Recall is mandated by a Regulatory Authority, Gloria shall initiate such a Recall to be in compliance with Applicable Law. In the event of any voluntary Recall, Market Withdrawal or other withdrawal of the Product in the Field in the Territory, Gloria shall Recall or Withdraw the Product in the Field in the Territory. Each Party shall ensure that it and its Affiliates provide the other Party with all necessary information and data and any necessary assistance and support required by Applicable Law to support the Recall or Withdrawal of the Product in the Field in the Territory.

6.5.3        Responsibility. In the event of a Recall or Market Withdrawal of the Product in the Field in the Territory or any lot(s) thereof, Gloria shall bear all costs and

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expenses of such Recall or Market Withdrawal, including expenses and other costs or obligations of Third Parties, the cost and expense of notifying customers and the costs and expenses associated with the Market Withdrawal or Recall of the Product in the Field in the Territory and the cost and expenses of destroying the Product in the Field in the Territory recalled from the market, if necessary, unless such Recall or Market Withdrawal was caused by: (a) the manufacturing and supply of the Product by Sucampo for commercial distribution and use in the Field and Territory; provided that the defect of the Product in the Field in the Territory that resulted in the Market Withdrawal or Recall is a Patent Defect or Latent Defect that existed prior to delivery of the Product to Gloria, or (b) Sucampo’s final determination to implement a voluntary Recall or Market Withdrawal of the Product in the Field in the Territory after the Parties are unable to agree with respect to the same and it is later determined that such Recall or Market Withdrawal was not necessary, or (c) other causes solely attributable to Sucampo, in which case, Sucampo shall pay for all costs and expenses of such Recall or Market Withdrawal to the extent such Recall or Market Withdrawal was directly caused by Sucampo.

6.6              Complaints. Each Party shall maintain a record of all complaints it receives from a Third Party with respect to any Product in the Field in the Territory and shall refer to the other Party complaints that it receives concerning the Product in the Field in the Territory within […***…] of its receipt of the same; provided that all complaints concerning suspected or actual Product tampering, contamination or mix-up (e.g. wrong ingredients) shall be delivered within […***…] of receipt of the same. Each Party shall be responsible for investigating complaints and taking corrective action as necessary and, in addition to the foregoing, Gloria shall provide all reasonable efforts and collaboration with Sucampo in the resolution of complaints, and shall train its employees on the proper handling and resolution of complaints concerning the Product in the Field in the Territory.

ARTICLE 7
PROMOTION AND COMMERCIALIZATION OF PRODUCTS

7.1              Commercialization Plan

7.1.1        Initial Plan and Updates. Approximately […***…] prior to the estimated date for the filing of the Drug Approval Application, Gloria shall prepare and submit to the JCC for approval the initial Commercialization Plan by market in the Territory. The Commercialization Plan shall be revised annually by Gloria and submitted to the JCC for written approval on or before November 30 of each year. The initial Commercialization Plan for the Territory shall include:

(a)                The pre-launch plans with milestones to be achieved in the launch period and through year three, five, seven, and ten;

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(b)               the number of full-time representative equivalents to be deployed during the launch and during the Term;

(c)                a detailed P&L for the Product in the Field in the Territory, the detailed budget for each year of the Term, and revenue and sales forecasts for year of the Term; and

(d)               marketing plans to achieve revenue and sales forecasts.

7.1.2        Contents of Plan. Gloria shall, among other things, update the initial Commercialization Plan annually, identify specific Gloria responsibilities for Promotion and Commercialization of the Product in the Field in the Territory, including the estimated number of FTEs to be used to Promote the Product in the Field in the Territory, the key annual internal goals of the Gloria’s commercial team for the Product in the Field in the Territory by market and the annual forecasts for sales volume in the Territory by market. For the purposes of this Section 7.1.2, “FTE” means the equivalent of the work of one (1) employee full time for one (1) year for work directly related to the Promotion and/or Commercialization of the Product in the Field in the Territory or any other activities specifically permitted under this Agreement.

7.2              Responsibility. Subject to the terms and conditions of this Agreement, Gloria shall be responsible for all aspects of Commercializing the Product in the Field in the Territory in accordance with the Commercialization Plan and all Applicable Law, including, but not limited to, the utilization of Third Parties (including Distributors) to Commercialize the Production the Field in the Territory solely as and to the extent permitted pursuant to Section 7.3 below.

7.3              Subcontracting. Subject to Section 2.1.2, Gloria may at its discretion, perform any activities in support if its Commercialization of the Product in the Field in the Territory through contracting to a Distributor or other Third Party (“Subcontractor”) without prior consent of Sucampo; provided that: (a)  prior to Gloria subcontracting any Commercialization activities it shall notify Sucampo of the identity of any such Subcontractor and ensure that such Subcontractor meets any minimum standards as may be required by Sucampo to perform the activities as a Subcontractor; (b) Gloria shall enter into an appropriate written agreement with any such Subcontractor such that the Subcontractor shall be bound by all applicable provisions of this Agreement to the same extent as Gloria and such that Sucampo’ rights under this Agreement are not adversely effected, including without limitation Sucampo’s rights under Section 2.1.4; (c) any such Subcontractor to whom Gloria discloses Confidential Information of Sucampo shall enter into an appropriate written agreement obligating such Subcontractor to be bound by obligations of confidentiality and restrictions on use of such Sucampo Confidential Information that are no less restrictive than the obligations in this Agreement; and (d) Gloria shall at all times be fully responsible and liable for any action or omission of such Subcontractor which would constitute a breach of this Agreement if committed by Gloria as if Gloria had committed such action or inaction itself. Upon any expiration or termination of this Agreement for any reason, all agreements with Subcontractors shall automatically terminate.

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7.4              Sales Efforts by Gloria. Gloria shall use Commercially Reasonable Efforts in accordance with the terms and conditions of this Agreement and all Applicable Law (a) to Commercialize the Product in the Field in the Territory throughout the Term, and (b) to accomplish the objectives set forth in the Commercialization Plan. In the event the Gloria fails to Commercialize the Product in the Field in the Territory within […***…] of the […***…], Sucampo has the right to terminate this Agreement under Section 12.2.1.

7.5              Sales Volume Target. In the event Gloria fails to achieve, in the aggregate, the Cumulative Sales Volume Target during the first to occur of (i) the […***…] after the […***…] of the […***…] in the […***…] in the […***…] and (ii) the […***…] after the […***…] the […***…] is […***…] on the […***…], Sucampo may terminate upon […***…] prior written notice to Gloria In no event shall Sucampo’s termination of the Agreement under this Section 7.5 prevent Sucampo from pursuing any other rights or remedies under this Agreement or at law or in equity for breach of any other provision of this Agreement, including Section 7.3.

7.6              Costs. Gloria will be responsible for all costs of Commercialization in the Territory, including the costs of developing all Promotional Materials, scientific meetings, CME-related educational symposia, promotional marketing programs, sales training, distribution, salaries and similar expenses, as appropriate.

7.7              Promotional Materials

7.7.1        Materials. During the Term, Gloria shall be solely responsible for creating and developing all Promotional Materials to be used in connection with the Promotion of the Product in the Field in the Territory. All Promotional Material are subject to the prior review, comment and approval of the JCC. Unless and until Promotional Materials are approved by JCC for publication or other general dissemination, such Promotional Materials shall be maintained in strict confidence. Gloria shall ensure that all Promotional Materials comply with all Applicable Laws in the Territory and do not infringe or otherwise violate the intellectual property or other rights of any Third Party. To the extent that any Promotional Materials are required by Applicable Law to be submitted to the Regulatory Authority in the Territory, Gloria shall make such submissions, and Gloria shall be the Regulatory Authority liaison on all marketing, advertising and Promotional matters for the Product in the Field in the Territory. Sucampo, if and to the extent permitted under any agreement with other parties, shall provide Gloria with copies of Promotional Materials used by Sucampo, its Affiliates, its licensees and distributors. During the Term, Gloria shall own all rights to the Promotional Materials in the Territory but shall only use such Promotional Materials for the Promotion of the Product in the Field in the Territory in

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compliance in all respects with this Agreement and all Applicable Laws. To the maximum extent permitted by Applicable Law, Gloria agrees that it shall and hereby does, and shall cause its Affiliates to, irrevocably grant, convey, transfer, assign and deliver to Sucampo all right, title and interest in and to such Promotional Materials (and all intellectual property rights therein or thereto), in perpetuity and throughout the world upon the expiration or termination of this Agreement. Notwithstanding the foregoing, Sucampo agrees not to exercise its ownership rights with respect to the Promotional Materials until the expiration or termination of this Agreement. Upon termination or expiration of this Agreement, Gloria shall, at Sucampo's discretion, destroy all such Promotional Materials or, at Sucampo's cost, return all such Promotional Materials to Sucampo.

7.7.2        Presentation and Promotion of the Product. The Commercialization Plan shall describe the manner in which the Product in the Field in the Territory will be presented and described to the medical community in any Promotional Materials or other materials and the placement of the Corporate Names of the Parties, in each case as permitted by Applicable Law in the Territory and with the Product Labels and Inserts for the Product approved by the applicable Regulatory Authority in the Territory. Gloria shall have the right to display its Corporate Name and logo on the packaging of the Product in the Field in the Territory subject to Applicable Law in the Territory and Sucampo’s Trademark Guidelines.

7.8              Non Compete. During the Term, Gloria and Sucampo shall refrain, and shall cause their respective Affiliates, to refrain from developing, promoting, marketing, selling, offering to sell, distributing, commercializing or otherwise exploiting any pharmaceutical product of the same active ingredient in the Territory other than the Product in the Field in the Territory (a “Competing Product”), without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Such approval shall be notified no later than […***…] following the date of the other Party’s receipt of request from such Party.

ARTICLE 8
CONSIDERATION

8.1              Upfront Payment. Gloria shall make a nonrefundable[…***…] payment to Sucampo in the amount of USD One Million (US$1,000,000), within […***…] of the Effective Date and USD Five Hundred Thousand ($500,000) within […***…] of the first IND approval.

8.2              Milestone Payments. Gloria shall make the following non-refundable

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payment to Sucampo, in the amounts set forth below, on a one (1) time basis and meet the milestone event within the time period specified below:

Milestone Event		Milestone Payment
1.	Upon the first to occur (i) the […***…] the […***…] is […***…] on the […***…] in the Territory and (ii) the date the […***…] of the Product […***…] in the Territory.	USD One Million Five Hundred Thousand (US$1,500,000), within […***…] ([…***…]) Business Days after the occurrence of the milestone event

8.3              Invoice Price. When supplying the Product in the Field to Gloria under ARTICLE 9, promptly after shipment of such Product to Gloria, Sucampo shall invoice Gloria the Invoice Price and costs of Additional Materials for such Product shipped to Gloria. Gloria shall pay for such Product and Additional Materials within […***…] after such shipment is […***…] by Gloria in the […***…] by Gloria, provided that if Gloria rejects such Product pursuant to Section 9.7 due to a Patent Defect, a Latent Defect or because the delivery of such Product is not in compliance with the quantities set forth on the relevant purchase order, then, in the case the Product in the Field is not in compliance with the quantities set forth in the purchase order, payment shall still be due for the quantities actually shipped to Gloria pursuant to Section 9.7 within […***…] after such invoice is received by Gloria or, in the case of a Patent Defect or Latent Defect, payment shall be due within […***…] after receipt by Gloria of notice from the laboratory or other expert that the invoiced Product in the Field does not contain a Patent Defect or Latent Defect. In the event that Product delivery is delayed by the Regulatory Authority at the port designated by Gloria, Gloria shall by written notification to Sucampo request that the time periods set forth above in this Section 8.4 be extended for a period of time that Gloria and Sucampo negotiate in good faith.

8.4              Third Party Royalties. If the Development, Promotion or Commercialization of the Product by Gloria in the Field in the Territory infringes or misappropriates any intellectual property rights of a Third Party (other than Gloria’s Affiliate) or Sucampo Affiliate in the Field in the Territory such that Gloria cannot Develop, Promote or Commercialize the Product in the Field in the Territory as provided for herein without infringing such intellectual property rights of such Third Party (other than Gloria’s Affiliate) and/or Sucampo Affiliate, then each Party shall promptly notify the other Party upon becoming aware of the same and Sucampo may, along with indemnification as and to the extent set forth below and to the maximum extent permitted by Applicable Law, as Gloria’s sole and exclusive remedy and at Sucampo's sole option and discretion, and to the reasonable satisfaction of Gloria: (a) obtain such licenses and rights as are necessary for

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Gloria to Develop, Promote or Commercialize the Product in the Field in the Territory as expressly provided for herein within […***…] after Sucampo becomes aware of such infringement or misappropriation with respect to such Product in the Field in the Territory as set forth in this Section 8.5 above and Sucampo shall be solely responsible for the payment of all such Third Party Royalties; or (b) replace or modify any affected Sucampo Background Technology within […***…] after Sucampo becomes aware of such infringement or misappropriation with respect to such Product in the Field in the Territory as set forth in this Section 8.4 above, so that it does not infringe such intellectual property rights of such Third Party (other than Gloria’s Affiliates) at Sucampo’s sole cost and expense, provided however that with respect to (i) any such infringement or misappropriation before Sucampo implements a remedy in accordance with this Section 8.4 and (ii) any such infringement or misappropriation which is not remedied in accordance with this Section 8.4, Sucampo shall indemnify, defend, and hold harmless Gloria against any Losses resulting from a Third Party Claim to the extent that such Third Party Claim results from such infringement or misappropriation pursuant to Section 14.2, including paying the costs of such defense and any judgments finally awarded to such Third Party (other than Gloria’s Affiliates) by a court of competent jurisdiction or settlements entered with such Third Party (other than Gloria’s Affiliates) and Gloria’s reasonable attorneys’ fees to the extent that such Third Party Claim results from such infringement or misappropriation. For the avoidance of doubt, Gloria shall not be entitled to indemnification with respect to such infringement or misappropriation under this Agreement, including Section 8.4 and Section 14.2, if Sucampo has implemented a remedy in accordance with Section 8.4(a) or Section 8.4(b).

8.5              Audit Rights. Each Party shall keep and maintain for at least […***…] complete and accurate records in sufficient detail to allow confirmation of any payment calculations made hereunder. Upon the written request of a Party (“Auditing Party”) and not more than once in each Calendar Year, the other Party (“Audited Party”) shall permit an independent certified public accounting firm of internationally-recognized standing, selected by the Auditing Party (provided that the Auditing Party shall not without the Audited Party’s prior written consent select the same public accounting firm that conducts the Auditing Party’s annual financial statement audit) and acceptable to the Audited Party, at the Auditing Party’s expense, to have access, with not less than […***…] notice, during normal business hours, to the records of the Audited Party and its Affiliates as may be reasonably necessary to verify the accuracy of the payments hereunder for any year ending not more than […***…] prior to the date of such request. The accounting firm will be instructed to provide its audit report first to the Audited Party, and will be further instructed to redact any Confidential Information of the Audited Party not relevant to verifying the accuracy of payments prior to providing that audit report to the Auditing Party. The accounting firm’s audit report shall state whether the applicable report(s) is/are correct or not, and, if applicable, the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional monies were

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owed by the Audited Party to the other, the Audited Party shall pay the additional monies within […***…] of the date the Audited Party receives such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Auditing Party; provided if an error in favor of the Auditing Party of more than […***…] is discovered, then the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm. Any audit reports provided hereunder shall be the Confidential Information of the Audited Party. Gloria shall either: (a) require each of its Affiliates and other Sublicensees to maintain similar books and records and to open such records for inspection to the accounting firm in the manner paralleling that set forth in this Section 8.5, or (b) obtain such audit rights from its Affiliates and other Sublicensee for itself and exercise such audit rights on behalf of Sucampo upon Sucampo’s request and disclose the results thereof to Sucampo. In either case Sucampo shall be deemed the Auditing Party, and such Sublicensee the Audited Party for purposes of this Section 8.5.

8.6              Withholding Taxes. All payments made under this Agreement shall be free and clear (exclusive of) of any and all taxes, duties, levies, fees or other charges required by Applicable Law, except that such payments may be subject to any withholding taxes. Where any sum due to be paid to a Party hereunder is subject to any withholding tax under Applicable Law, the Parties shall use Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax under Applicable Law, the paying Party shall deduct any withholding taxes from payment and pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to the receiving Party and secure and send to the receiving Party the best available evidence of such obligation together with proof of payment.

8.7              Payments. All payments due under this Agreement shall be payable in USD. Unless expressly specified otherwise herein, all payments under this Agreement shall be by appropriate electronic funds transfer in immediately available funds to the following bank account of Sucampo:

Bank information

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For USD

Bank:	[…***…]
Address:	[…***…]
Swift Code:	[…***…]
Account:	[…***…]
Contact Person:	[…***…]
Telephone:	[…***…]

Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies. If at any time legal restrictions prevent the remittance of part or all of payments owed by a Party hereunder in the Territory, payments due hereunder shall continue to accrue until such time payment shall be made through any lawful means or methods that may be available as the Parties shall reasonably determine.

8.8              No Other Compensation. Unless otherwise agreed to by the Parties and set forth in writing, Sucampo and Gloria hereby agree that the terms of this Agreement and all ancillary agreements hereto fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by each Party to the other in connection with the transactions contemplated herein. Neither Party has previously paid or entered into any other commitment to pay, whether orally or in writing, any employee of the other Party, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transactions contemplated herein.

ARTICLE 9
SUPPLY

9.1              General

9.1.1        Strategy. The JCC shall determine the supply strategy for the Compound and the Product in the Field in the Territory. The Parties, through the JCC, shall provide regular updates on the supply of Product in the Field in the Territory, and issues related thereto. The Parties will review the supply strategy on an ongoing basis to ensure adequate risk mitigation for supply of the Compound and the Product for the Field in the Territory. Sucampo shall keep Gloria reasonably informed of inventory or production

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issues that it is aware may affect the availability of Product for the Field in the Territory. Gloria hereby acknowledges and agrees that it shall, and shall cause each of its Affiliates and other Sublicensees to, exclusively purchase the Product in the Field from Sucampo during the Term.

9.1.2        Manufacturing by Sucampo. Subject to the terms and conditions of this Agreement, Sucampo shall manufacture (or have manufactured by a Third Party), in compliance with the Specifications and test and supply to Gloria and/or its Affiliates or Sublicensees Product in the Field, in the quantities and at times as provided herein, for the Commercialization thereof. All such Product in the Field manufactured and supplied by or on behalf of Sucampo shall:

(a)                be manufactured in accordance and in compliance with Applicable Law, including cGMP;

(b)               be manufactured in accordance with the applicable Regulatory Filings and Regulatory Approvals;

(c)                upon delivery, not be adulterated or misbranded as defined by Applicable Law;

(d)               upon delivery, have a […***…]of […***…] months;

(e)                be free from material defects in materials and workmanship; and

(f)                be in material compliance with all Specifications for the Product in the Field.

9.1.3        Supply of Additional Materials. Sucampo shall purchase or have purchased all Additional Materials (as referred to in the relevant Regulatory Approvals) which are needed for the manufacture of the Product in the Field as per the current regulatory files, at Gloria’s sole cost and expense. Gloria shall pay for the cost of the Additional Materials in accordance with Section 8.4.

9.1.1        Samples Supply for Clinical Trials. Sucampo or its designated CMO shall manufacture and supply the Product and placebos […***…] (Incoterms 2010) and Gloria shall pay […***…] for the Product and the placebos for the clinical trials as per the regulatory requirements in the Territory.

9.1.5                    Sufficient Inventories. For the Term, and subject to the timely supply of the Rolling Forecast pursuant to Section 9.1.6, Sucampo shall use Commercially Reasonable Efforts to cause its supplier to maintain sufficient inventories of Additional Materials required to manufacture the Product in the Field in order to ensure timely delivery of the Product in the Field. If only one site is used for manufacturing the Compound, Sucampo shall use Commercially Reasonable Efforts to cause its supplier to maintain a safety stock of active Compound equal to […***…] of forecast demand based on Gloria’s

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most recent Rolling Forecast. Sucampo shall use Commercially Reasonable Efforts to cause its supplier to maintain a safety stock of Additional Materials to support the Product manufacture and packaging equal to […***…] of forecast demand based on Gloria’s most recent Rolling Forecast.

9.1.6        Supply Price. In the event a Generic Product enters the Field in the Territory, the Parties will work together in good faith to re-evaluate the Supply Price in order to maintain market competitiveness.

9.1.7        Forecasts and Orders.

(a)                No later than the […***…] of each […***…] during the Term, Gloria will provide Sucampo with an updated […***…] rolling forecast of the Product in the Field to be manufactured and supplied by or on behalf of Sucampo (each a “Rolling Forecast”) for the […***…] period commencing at the beginning of the following month with the first […***…] considered a purchase order period. Each Rolling Forecast will be broken down for each […***…] of such period into the quantity (by SKU, packaging and size of Product) and shipping dates. The first […***…] of each new Rolling Forecast will restate the balance of the purchase order period of the prior Rolling Forecast, and the […***…] of the Rolling Forecast will constitute the new purchase order for which Gloria will be obligated to purchase and take delivery of the Product.

(b)               Except as set forth herein, all months of the Rolling Forecast other than the first […***…] will set forth Gloria’s best estimate of its requirements for the supply of Product in the Field in the Territory, and the Rolling Forecast for the […***…] through […***…] of each Rolling Forecast will not be binding.

9.1.8        Purchase Order. All purchases of Product shall be pursuant to written purchase orders consistent with Section 9.1.6(a), which shall be placed by Gloria at least […***…] prior to the date of which such Product shall be delivered to Gloria or the applicable Affiliate or Sublicensee. Each such purchase order will be consistent with the purchase order period of the most recent Rolling Forecast. If a purchase order for any month is not submitted by the above deadline, Gloria will be deemed to have submitted a purchase order in that month for the amount of Product set forth in the most recent Rolling Forecast for such month. Each purchase order hereunder shall specify the desired quantities of each of the Product, in finished forms and samples, and the delivery dates therefor.

9.1.9        Acceptance of Orders. Orders and delivery dates will be deemed accepted unless Gloria and/or its Affiliate or Sublicensee receives written notice of rejection within […***…]. Sucampo may only reject an order (a) that lists products that are not covered by this Agreement, (b) that is inconsistent with the amounts permitted by

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Section 9.1.5 and Section 9.1.7 or (c) during a supply constraint situation in accordance with Section 9.2.1below.

9.1.10    Subcontracting. Gloria hereby authorizes that Sucampo may subcontract the manufacturing of the Compound, the Product and Additional Materials without the prior written consent of Gloria.

9.2              Delivery. The Products including the Additional Materials hereunder shall be delivered […***…] to the […***…] in the Territory ([…***…] will […***…] for the […***…] for delivering the Products to the […***…] in the Territory) (Incoterms 2010) for the relevant Product on or up to […***…] before the delivery date specified in the order accepted by Sucampo, subject to the release of such Products as per Section 9.3. Gloria shall designate to Sucampo the […***…] which will […***…] of the Product. Sucampo shall contact such […***…] when the Product is […***…] for […***…] and shall […***…] for […***…], and […***…] of such Product. Sucampo shall inform Gloria […***…] prior to […***…] by the […***…] . […***…] shall […***…] the […***…] and will be […***…] by the[…***…] for […***…] of the Product from the […***…] of […***…] to […***…] of […***…]. Gloria will notify Sucampo in writing the delivery documents including PO number, quantity, copy of the certificate of analysis, items codes and description, lot number, expiry date of Product, number of shippers, weight, number of pallets and other documents required by the Regulatory Authorities in the Territory for Gloria to import the Product and conduct customs clearance.

9.2.1        Limited Supply. In the event that Product is in short supply, Sucampo shall notify Gloria of such shortage as soon as possible upon becoming aware of the same. In the event there is a short supply of Product and Sucampo cannot supply such Product to Gloria in an amount equal to Gloria’s firm order, then Sucampo shall use Commercially Reasonable Efforts to allocate such available Product and cause its Third Party manufacturer to allocate manufacturing capacity to provide to Gloria in each month that such a shortfall exists (and in each month thereafter until the shortfall to Gloria is remedied) the Product in an amount equal to (a) the amount of available […***…] and/or […***…], multiplied by (b) a […***…] of which is (i) the […***…] Gloria over the subsequent […***…] period including the shortfall month and the […***…] of which is (ii) the […***…] of (x) the […***…] of […***…] made by Gloria over the subsequent […***…] period including the shortfall months and (y) the […***…] of Compound or Product over the same […***…] period required by other licensees outside the Territory by reference to firm orders placed with Sucampo for such licensees’ requirements outside the Territory.

9.2.2        Specifications. Sucampo shall manufacture and package the Product in material compliance with (a) the Specifications, (b) cGMP, and (c) any other requirements set forth in the Regulatory Approval for the relevant Product in the Field in

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the Territory and other applicable laws in the PRC as such requirements are identified and provided to Sucampo in writing and in the English language. Unless agreed otherwise by Gloria in writing, all Products supplied by Sucampo shall have a minimal shelf life of […***…].

9.3              Testing and Release. Testing and release of the Product shall be made in accordance with Quality Agreement and any amendments thereto and/or any changes to the People’s Republic of China pharmacopoeia. During the Term, Sucampo will conduct the commercial stability program with respect to the Product pursuant to Applicable Law, at its own expense.

9.4              Records. At its own cost, Sucampo shall keep and maintain documentation and records with respect to manufacturing, testing and delivery of Product in accordance with Applicable Law.

9.5              Manufacturing Changes. Sucampo assumes any and all responsibility for any changes that it makes to the manufacturing processes and test methods for the Product, and for any other changes that it makes relating to the manufacture of such Product at the manufacturing location, that are not specific to such Product, and will solely bear all expenses related thereto.

9.6              Quality Agreement. A Quality Agreement shall be executed between Sucampo and Gloria within […***…] of the expected launch date.

9.7              Non-Conforming Shipment. Gloria will have a period of […***…] from the date of its receipt of a shipment of Product to: (a) inspect and reject such shipment for Patent Defects and (b) report any discrepancy in the quantity of the SKUs of such Product for such shipment, in each case, based on Gloria’s normal incoming commercially reasonable -goods inspections procedures. If Gloria provides Sucampo with a notice of non-conformity in respect of any discrepancy in the quantity of the SKUs of the Product for any shipment within such […***…] period then, as Gloria’s sole and exclusive remedy, Gloria shall have the option of: (i) in the event of a shortfall in the quantity of such delivered Product, (x) requiring Sucampo to, and Sucampo shall, promptly supply Gloria with such additional Product as is necessary to meet the amount ordered at Sucampo’s sole cost and expense for shipping, through the carrier used to deliver such Product to Gloria (or such other carrier as Sucampo may direct in writing), or (y) paying for the quantity actually received in accordance with the provisions of ARTICLE 8 without requiring Sucampo to supply any additional Product as is necessary to meet the amount ordered or (ii) in the event of an excess in the quantity of the delivered Product, (x) returning the excess units to Sucampo, at Sucampo’s sole cost and expense for shipping, through the carrier used to deliver such Product to Gloria (or such other carrier as Sucampo may direct in writing), or (y) accepting any such excess Product as against future orders of Product. In each case,

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Gloria shall pay for the quantity actually received and accepted unless otherwise agreed in writing by the Parties. In the event Gloria wishes to reject any such shipment for a Patent Defect, Gloria shall provide Sucampo with written notice of such rejection for any Patent Defect within such period of […***…] together with samples of the non-conforming Product in the relevant shipment for testing. In the case of Product with Latent Defects, Gloria will promptly, and in no event more than […***…] of Gloria knowing of any such Latent Defect, notify Sucampo in writing of such Latent Defect; provided however, that any Latent Defect must be notified no later than […***…] following the date of Gloria’s receipt of a shipment of the applicable Product, together with samples of such non-conforming Product in the relevant shipment for testing. If Sucampo disagrees with Gloria regarding Gloria’s rejection of a shipment or portion thereof based on a Patent Defect or a Latent Defect , the Parties will submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment did not contain a Patent Defect or a Latent Defect, Gloria will bear all reasonable and recorded expenses of shipping Product to and from and the testing by such independent laboratory for such shipment. If Sucampo or such independent laboratory confirms that such shipment did contain a Patent Defect or a Latent Defect, Sucampo will (i) as soon as practicable, give Gloria a credit for any amount paid with respect to that portion of the Product which had a Patent Defect or Latent Defect, (ii) bear all of Gloria’s reasonable direct and documented out-of-pocket expenses of returning such Product to Sucampo or its designee, and (iii)all reasonable direct and documented out-of-pocket expenses of shipping Product to and from and the testing by such independent laboratory for such shipment. Sucampo or Gloria, as directed by Sucampo, will dispose of any non-conforming portion of any shipment in accordance with all Applicable Law, at Sucampo’s expense for any reasonable direct and documented out-of-pocket costs actually incurred for such disposal.

9.8              Audits & Inspections. Sucampo shall use Commercially Reasonable Efforts to make available facilities being used to manufacture Products and relevant manufacturing records for inspection by Gloria for regulatory or quality assurance purposes upon reasonable notice and at reasonable times during normal business hours and subject to Sucampo’s customary rules and restrictions with respect to site visits by non-Sucampo personnel; provided, however, that the inspection by Gloria hereunder shall be within the scope of inspection that is allowed under the relevant statutes and regulations and shall be no more than once per year.

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ARTICLE 10
CONFIDENTIALITY AND NON-DISCLOSURE

10.1          Confidentiality

10.1.1    Nondisclosure Obligations. The Receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than the purpose of the Parties to perform their respective obligations and exercise their respective rights under this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party shall treat Confidential Information as it would its own proprietary information which in no event shall be with less than a reasonable standard of care, and take reasonable precautions to prevent the disclosure of Confidential Information to a Third Party, except as explicitly set forth herein, without written consent of the Disclosing Party.

10.1.2    Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a)                is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like or is made generally available by a Third Party, in each case, other than through a wrongful act, fault or negligence on the part of the Receiving Party or a breach of this Agreement;

(b)               is received from a Third Party without restriction and with the right to disclose such Confidential Information;

(c)                the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d)               the Receiving Party can demonstrate by competent evidence was independently developed by or for the Receiving Party without reference to, use of or disclosure of the Disclosing Party’s Confidential Information; or

(e)                is released from the restrictions set forth in this Agreement by the express prior written consent of the Disclosing Party.

Notwithstanding the foregoing, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

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10.1.3    Authorized Disclosures. The Receiving Party may disclose Confidential Information to the extent that such disclosure is:

(a)                made in response to an order of a court of competent jurisdiction or other Regulatory Authority or any political subdivision or regulatory body thereof of competent jurisdiction; provided that the Receiving Party shall first have, if reasonably possible, given notice to the Disclosing Party and given the Disclosing Party, at such Disclosing Party’s own expense, a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Regulatory Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information which is legally required, in the reasonable opinion of legal counsel to the Receiving Party, to be disclosed in such response to such court or governmental order;

(b)               otherwise required by Applicable Law or the requirements of a major national securities exchange (e.g., U.S. Securities and Exchange Commission), in the reasonable opinion of legal counsel to the Receiving Party, provided that the Party disclosing such Confidential Information shall exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded and if possible give the other Party a reasonable opportunity to review and comment on any such disclosure in advance thereof (but not less than […***…], if possible, prior to the date of such disclosure);

(c)                made to an applicable Regulatory Authority as useful or required in connection with any filing, application or request for Regulatory Approval; provided that reasonable measures shall be taken to assure confidential treatment of such information;

(d)               (i) reasonably necessary in filing or prosecuting of Sucampo Patent Rights directed to the Compound or the Product in the Field in the Territory or (ii) reasonably necessary in defending litigation related to Sucampo Patent Rights in the Territory if such litigation relates to this Agreement; and

(e)                to the extent necessary, and subject to sublicensing and subcontracting provisions set forth in this Agreement, to its Affiliates, directors, officers, employees, consultants, advisors, sublicensees or subcontractors of Gloria or Sucampo,

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under written agreements of confidentiality substantially similar to and at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with a Party performing its obligations or exercising its rights under this Agreement.

10.2          Patient Information. The Parties shall abide (and cause their respective Affiliates and sublicensees to abide), and take (and cause their respective Affiliates and sublicensees to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and other patient protected health information.

10.2.1    Ownership of Confidential Information. The Receiving Party agrees that it shall not receive any right, title or interest in, or any license or right to use, the Disclosing Party’s Confidential Information (including, without limitation, all copies, extracts and portions thereof) or any intellectual property rights therein, by implication or otherwise, except as expressly and specifically permitted herein. All rights relating to the Disclosing Party’s Confidential Information that are not expressly granted hereunder to the Receiving Party are reserved and retained by the Disclosing Party.

10.2.2    Confidentiality Agreement. If any terms or conditions set forth in this ARTICLE 10 conflict with or are inconsistent with the terms and conditions of the Confidentiality Agreement, this ARTICLE 10 will govern over the Confidentiality Agreement to the extent of such conflict or inconsistency.

10.3          Press Releases; Publications; Use of Name and Disclosure of Terms.

10.3.1    Press Release. The Parties have agreed upon the content of a press release which shall be issued substantially in the form attached hereto as Exhibit I as soon as practicable after the execution and delivery of this Agreement. Except for the press release set forth on Exhibit I, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself and, without the prior written consent of both Parties, no Party shall make any press release or other public announcement of or otherwise disclose to any Third Party this Agreement or any of its provisions, except for: (a) disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to the Agreement, provided that such directors, officers, employees, accountants, attorneys, advisers, and agents are required to maintain the confidentiality of the Agreement to the same extent as if they were Parties hereto under written agreements of confidentiality substantially similar and at least as restrictive as those set forth in this Agreement, (b) such disclosures as may be required by Applicable Law pursuant to Section 10.1.3, and (c) either Party may disclose the terms of this Agreement to its existing or potential investors, lenders, collaborative partners or, in the case of a change of control, acquirers as part of their due diligence investigations, provided, however, that such existing investors, lenders, collaborative partners or acquirers have agreed to maintain the confidentiality of the terms of this Agreement and to use such information solely for the purpose of such due diligence investigation under written agreements of confidentiality substantially similar to and at least as restrictive as those set forth in this Agreement.

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10.3.2    Publications. The Parties, through the JDC, shall develop policies and procedures (the “Publication Policies”) for any publication with respect to the results of Clinical Studies and Post-Approval Marketing Studies for a Product in the Field in the Territory, including disclosure applicable to clinical trial registries, which policies and procedures shall be consistent with the Parties’ respective policies and procedures for publication and disclosure of the results of human clinical trials consistently applied. All abstracts, manuscripts and presentations (including information to be presented verbally) that disclose results of Clinical Studies or Post-Approval Marketing Studies for a Product in the Field in the Territory shall be reviewed and approved by the JDC in accordance with the Publication Policies. Notwithstanding the foregoing, each Party shall provide to the other Party (through the JDC) the opportunity to review each of the submitting Party’s proposed abstracts, manuscripts or presentations (including information to be presented verbally) in the Territory that relate to any Development activities or otherwise with respect to the Product for use in the Field in the Territory, at least […***…] prior to its intended presentation or submission for publication, and such submitting Party agrees, upon written request from the other Party given within such […***…] period, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to […***…] from the date of such written request to seek appropriate patent protection for any material in such publication or presentation that it reasonably believes may be patentable. Once an abstract, manuscript or presentation has been reviewed and approved by the JDC, the exact same abstract, manuscript or presentation does not have to be provided again to the other Party for review for a later submission for publication; provided that once the abstract or manuscript is accepted for publication or the presentation is finalized, the submitting Party shall provide the other Party with a copy of the final version of such abstract, manuscript or presentation. Each Party also shall have the right to require that any of its Confidential Information (but not the results of the Clinical Studies or Post-Approval Marketing Studies for a Product in the Field in the Territory that have been approved for disclosure pursuant to the Publication Policies) that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation. In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary standards. For the avoidance of doubt and notwithstanding the foregoing, this Section10.3.2 shall not limit or restrict Sucampo’s ability to publish or present publicly available information for the Product outside of the Territory or, for Other Formulation(s) or Dosage(s) or Other Indications within the Territory (except to the extent that Gloria has exercised its right of refusal for a particular Other Formulation or Dosage or Other

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Indication and the Parties have reached written agreement with respect to the same under Section 5.2) or otherwise, provided that in each case such publication or presentation does not contain Gloria’s Confidential Information.

ARTICLE 11
INTELLECTUAL PROPERTY RIGHTS

11.1          Sucampo Intellectual Property Rights. As between the Parties, Sucampo and its Affiliates shall have sole and exclusive ownership of all right, title and interest (subject to the licenses granted in this Agreement) in and to any and all Sucampo Patent Rights, Sucampo Other Intellectual Property Rights, Sucampo Background Technology and Product Trademarks and, subject solely to Section 2.1.4(a), all Technology and intellectual property rights in connection with the Product anywhere in the world, including without limitation all Pre-Clinical Data, Clinical Data, CMC Data and other data in connection with the Product.

11.2          Patent Filing, Prosecution and Maintenance. Sucampo and its Affiliates, acting through patent counsel of its choice, and in reasonable consultation with Gloria solely during the Term, shall be responsible for the preparation, filing, prosecution and maintenance of the Sucampo Patent Rights in the Field in the Territory. During the Term, Sucampo will notify Gloria within […***…] in the event that Sucampo or its Affiliates decide not to prepare, file, prosecute and/or maintain any of the Sucampo Patent Rights in the Field in the Territory and, upon the receipt of such notice, Gloria shall then have the right and option to do so at its own expense. For the avoidance of doubt, any Sucampo Patent Right for which Gloria assumes the responsibility to prepare, file, prosecute and/or maintain pursuant to this Section11.2 shall remain part of the Sucampo Patent Rights and shall be solely and exclusively owned by Sucampo.

11.3          Information and Cooperation. During the Term, Sucampo shall (a) provide Gloria with copies of all patent applications filed with respect to the Sucampo Patent Rights and other material submissions and correspondence with the People’s Republic of China Patent Office relating thereto, in sufficient time to allow for reasonable review and comment by Gloria, (b) provide Gloria and its patent counsel with an opportunity to consult with Sucampo and its patent counsel regarding the filing and contents of any such application, amendment, submission or response with respect to the Sucampo Patent Rights and (c) provide notice of filing of new Sucampo Patent Rights to Gloria within […***…] of such filing. Sucampo hereby agrees that the advice and suggestions of Gloria and its patent counsel shall be taken into reasonable consideration by Sucampo and its patent counsel in connection with each filing; provided that Sucampo and its patent counsel shall make the final determination in connection with each filing.

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11.4          Product Trademarks. As between the Parties, Sucampo and its Affiliates shall own all Product Trademarks and all goodwill associated therewith. Sucampo shall be responsible for the filing, prosecution, defense and maintenance before all Trademark offices of all Product Trademarks and using Commercially Reasonable Efforts to ensure Product Trademarks exist in the Territory, and that any registered Product Trademarks are maintained during the Term. At Gloria’s request, Sucampo shall register domain names containing all or any of the Product Trademarks, including without limitation, the AMITIZA Trademark in the Territory. All such domain and account names and all goodwill associated with such use shall inure to the benefit of Sucampo.

11.5          Intellectual Property Legal Actions

11.5.1    Notice of Third Party Infringement and Third Party Litigation. In the event (a) either Party becomes aware of any possible infringement, violation or misappropriation of any Sucampo Patent Rights, Sucampo Other Intellectual Property Rights or Sucampo Background Technology relating to the Product or any Product Trademark in the Field in the Territory, (b) either Party becomes aware of the submission by any Third Party of regulatory filing in the Territory for a product that seeks approval to sell the Compound in Field, or the regulatory approval is granted upon such regulatory filing,(c) either Party becomes aware of any interference, opposition, or a nullity action being filed in the Territory against any Sucampo Patent Right that relates to the development, manufacture, use, sale, offer to sell, export, import, distribution, commercialization or other exploitation by a Third Party of a Product in the Field, or (d) either Party becomes aware of the institution or threatened institution of any suit by a Third Party against such Party for patent infringement involving the development, manufacture, use, sale, offer to sell, export, import, distribution, commercialization and other exploitation of any Product in the Field in the Territory (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).

11.5.2    Sucampo’s Right to Enforce and Defend. In the event of an Infringement, Sucampo and its Affiliates shall have the right and option to initiate legal proceedings, through counsel of its choosing, or take other commercially reasonable steps regarding such Infringement. If Sucampo and its Affiliates do not take or initiate commercially reasonable steps to initiate legal proceedings or take other actions regarding the Infringement within […***…] from any Infringement Notice, then Gloria and its Affiliates shall have the right and option to do so at its own expense and Sucampo and its Affiliates shall have the right, at their own expense, to join such legal proceedings.

11.5.3    No Settlement and Allocation of Damages. Neither Party shall settle any Infringement claim or proceeding under this Section 11.5 without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned

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or delayed. If either Gloria and/or Sucampo collects any settlement or judgment from any Third Party infringers, the Parties shall first allocate any such amounts to each Party equal to their respective attorneys’ fees, litigation costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of the attorneys’ fees, litigation costs and expenses of both Parties). To the extent that any such award of damages represents lost net sales, any additional amounts collected shall be payable to Gloria. To the extent that any such award of damages does not represent lost net sales, Sucampo shall retain all of any additional amounts collected after the allocation for costs described above.

11.5.4    Right to Representation. Gloria and its Affiliates shall have the right, at their own expense, to participate and be represented by counsel that it selects, in any legal proceedings or other action instituted under this Section 11.5 by Sucampo.

11.5.5    Cooperation. In any action, suit or proceeding instituted under this Section 11.5, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join therein and shall be represented using counsel of its own choice, at the requesting Party’s expense.

ARTICLE 12
TERM AND TERMINATION

12.1          Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall expire on the thirteenth anniversary of the Effective Date (the “Term”).The Term shall renew for successive three (3) year periods unless terminated by one (1) year prior written notice by one of the Parties; provided that (a) the Cumulative Sales Volume Target and any other sales target have been met or exceeded by Gloria, (b) the Parties are in compliance with the terms and conditions of this Agreement and (c) there are no unresolved disputes in which Sucampo is alleging in good faith a breach by Gloria of its obligations under this Agreement. If the Term of this Agreement expires or this Agreement is terminated earlier by Gloria pursuant to Sections 12.2.1or12.2.3, then, at Gloria’s request, the Parties shall negotiate in good faith the period of time in which Gloria could continue to promote and distribute its existing inventories of the Product in the Field in the Territory that are on hand or actually and already manufactured as of the expiration or termination date of this Agreement in the Field in the Territory subject to all of the terms and conditions of this Agreement, including without limitation the running royalties and other payments set forth in ARTICLE 8 or, subject to the agreement between the Parties, Gloria will sell back to Sucampo, and Sucampo will repurchase from Gloria, at Gloria’s actual reasonable direct and documented out-of-pocket cost, any remaining inventory of Product in the Field in the Territory with greater than […***…] remaining shelf life.

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12.2          Termination

12.2.1    Termination for Material Breach. If either Party materially breaches this Agreement, the non-breaching Party shall have the right to terminate this Agreement by written notice unless the breaching Party remedies the default within ninety (90) calendar days after receipt of written notice of such default.

12.2.2    Termination for Failure to Comply with Applicable Law. Notwithstanding the provisions of Section 12.2.1 above, in the event that either Party fails to comply with Applicable Law (including in accordance with Section 13.2 below) then, the other Party may terminate this Agreement if such Party fails to cure such non-compliance with Applicable Law within sixty (60) days of the other Party’s written notice thereof, except with respect to any breach of the anti-bribery and anti-corruption laws in which case either Party may terminate this Agreement effective immediately and upon such termination no payments of any kind will be payable by the other Party under this Agreement, whether accrued or otherwise.

12.2.3    Termination for Insolvency. Notwithstanding the provisions of Section 12.2.1 above, in the event a Party files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

12.2.4    Termination for Product Withdrawal or Material Adverse Event. In the event the Product or another product containing the Compound for use in the Field is withdrawn from the market by a Regulatory Authority in the Territory, in the United States, Europe, Japan or other major market in the world or either Party has a reasonable health and safety concern, including due to any Adverse Event or Serious Adverse Event, with respect to the Compound or Product, then either Party may terminate this Agreement effective immediately upon written notice to the other Party.

12.3          Consequences of Expiration or Termination of Agreement. Upon any expiration or termination of this Agreement:

(a)                all rights and licenses granted by Sucampo to Gloria under this Agreement shall terminate;

(b)               the license granted by Gloria to Sucampo with respect to the Gloria Developed Technology and Gloria Intellectual Property Rights under Section 2.1.4(a) shall be exclusive even as to Gloria in the Territory;

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(c)                all Development, Commercialization and Promotion activities under this Agreement shall promptly cease;

(d)               Gloria shall cease all use of, and shall cause its Affiliate and other Sublicensees to cease all use of, the Sucampo Background Technology, Sucampo Patent Rights, Sucampo Other Intellectual Property Rights, Promotional Materials, Product Trademarks, Sucampo’s Confidential Information, Pre-Clinical Data, Clinical Data and CMC Data and any other data, information, materials and Technology provided by or for Sucampo; each Party, at the request of the other Party, shall return or destroy, and thereafter provide to the other Party written certification evidencing such destruction, all data, files, records and other materials in its possession or control relating to the other Party’s Technology, or containing or comprising the other Party’s Confidential Information;

(e)                Gloria shall provide to Sucampo: (i) one (1) copy (and all originals, if applicable) of all Regulatory Filings (including, without limitation, all Regulatory Approvals and other documents necessary to Develop, Promote and Commercialize the Product in the Field in the Territory, as they exist as of the date of such expiration or termination) and (ii) all documents and filings contained in or referenced in any of the foregoing, together with the raw and summarized data for any Clinical Studies and Post-Approval Marketing Studies (and where reasonably available, electronic copies thereof). To the maximum extent permitted by Applicable Law, Gloria shall also assign all of its right, title and interest to any of the foregoing to Sucampo. Sucampo shall have the right to obtain specific performance of Gloria’s obligations referenced in this Section and/or, in the event of failure to obtain an assignment, Gloria hereby consents and grants to Sucampo the right to access and reference (without any further action required on the part of Gloria, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such Regulatory Filings for any regulatory or other use or purpose, provided that, if Sucampo reasonably deems it necessary, Gloria will provide written confirmation to the Regulatory Authority for such grant or assignment; and

(f)                If the Term of this Agreement expires or this Agreement is terminated earlier by Gloria under Section 12.2.1 for Sucampo's material breach or Section 12.2.3, then without limitation to the provisions of Section 12.1, subject to the agreement between the Parties, Gloria will sell back to Sucampo, and Sucampo will repurchase from Gloria at Gloria’s actual reasonable direct and documented out-of-pocket cost, any remaining inventory of Product in the Field in the Territory with greater than […***…] remaining shelf life.

12.4          Surviving Provisions. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly and specifically provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of ARTICLE 1, Sections 2.1.2 (but only Section 2.1.2(iv) and the last 2 sentences), 2.1.3 (last sentence only), 2.1.4, 2.2, 2.3, 4.5, 4.6, 4.8

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(last 2 sentences only), 6.5.3, 6.6, 7.3(d), 7.5 (last sentence only), 7.7.1 (last 3 sentences only), Article 8, Section 9.7, Article 10, Sections 11.1, 11.4 (first sentence and last sentence only), 12.1 (last sentence only), 12.3, 12.4, 12.5, 13.6, 13.8, Article 14 and Article 15 and, to the extent applicable, all other Sections or Articles referenced in any such Section or Article, shall survive such expiration or termination.

12.5          Continued Obligations. Upon expiration or termination of this Agreement, in whole or in part, for any reason, nothing herein shall be construed to release either Party from any accrued rights or obligations that matured prior to the effective date of such expiration or termination, nor preclude either Party from pursuing any right or remedy it may have hereunder or at law or in equity with respect to any breach of this Agreement.

ARTICLE 13
REPRESENTATIONS AND WARRANTIES

13.1          Mutual Representations and Warranties. Sucampo and Gloria each represents and warrants to the other, as of the Effective Date, as follows:

13.1.1    Corporate Power. Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder.

13.1.2    Due Authorization. Such Party has taken all necessary corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

13.1.3    Binding Agreement. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with the terms hereof subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

13.1.4    Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) does not conflict with or violate any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way and (b) does not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

13.2          Compliance with Applicable Law.

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13.2.1    Sucampo and Gloria each represents, warrants and covenants to the other that it shall comply, in all material respects, with Applicable Law relating to such Party’s rights, duties, responsibilities and obligations set forth in this Agreement.

13.2.2    Gloria hereby makes each of the representations and warranties set forth in Exhibit K as if such representations and warranties were set forth in this Section 13.2, and such representations and warranties are incorporated by reference into this Agreement and made a part hereof. Gloria shall comply with each of the covenants set forth in Exhibit K as if each such covenant were set forth in this Section 13.2, and such covenants are incorporated by reference into this Agreement and made a part hereof. Sucampo may update any provision of Exhibit K at any time, and from time to time, upon written notice to Gloria to the extent reasonably necessary to implement changes in Applicable Law and Regulations defined in Exhibit K, changes in interpretations of such Applicable Law and Regulations or changes in policies of enforcement.

13.2.3    Sucampo and Gloria acknowledge and agree that there are anti-bribery and anti-corruption laws to which Sucampo and Gloria are subject, that prohibit the payment, or offering, or receiving, as the case may be, of anything of value to, or from, a government employee, or official, or private individual, for the purpose of (a) inducing or influencing any governmental act, or decision affecting Sucampo or Gloria, (b) to help Sucampo or Gloria obtain or retain any business, or (c) to otherwise improperly benefit Sucampo’s or Gloria’s business activities, and such laws prohibit Sucampo and Gloria from being involved with clients, contractors, agents, advisors or other Third Parties involved in such activity. Each Party agrees to refrain from any activity in connection with this Agreement that would constitute a contravention by that Party of such laws. Notwithstanding Section 12.2.1 above, breach of this Section by either Party shall entitle the other Party to terminate this Agreement with immediate effect to the extent legally and clinically possible.

13.2.4    The Parties acknowledge and agree that the payments provided under this Agreement constitutes fair market value for the performance of each Party’s obligations and exercise of its rights under this Agreement and shall not be used in a manner that violates applicable anti-bribery and anti-corruption laws.

13.3          Intellectual Property

13.3.1    Right to Grant Licenses and Assignments. Each Party represents and warrants to the other Party that it has the right to grant to such other Party the rights, licenses and assignments granted under this Agreement, free and clear of any and all encumbrances and without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained. Sucampo represents and warrants that no agreements or arrangements of any kind exist between Sucampo and Third Parties that limit or restrict use of the Sucampo Patent Rights or Sucampo Background Technology for the Product in the Field in the Territory. Each Party represents, warrants and covenants that it will not enter into an agreement that is inconsistent with the rights, licenses and assignments granted to the other Party in this Agreement.

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13.3.2    No Existing Claims. Except as set forth on Exhibit M, (i)there is, to Sucampo’s knowledge, as of the Effective Date, no claim or demand of any Person pertaining to, or any proceeding whichis pending or threatened that challenges Sucampo’s right or interest in the Sucampo Patent Rights or Product Trademarks in the Territory or makes any adverse claim of ownership thereof, and (ii) to Sucampo’s knowledge, as of the Effective Date, none of the relevant Patent Rights and Trademarks in the Sucampo Patent Rights and Product Trademarks are the subject of any pending or threatened, adverse claim, judgment, injunction, order, decree or agreement restricting its use for the Product in the Field in the Territory.

13.3.3    Disclosure and Delivery. Sucampo represents, warrants and covenants that Sucampo shall, to its knowledge, have the full right and legal capacity to disclose and deliver the Sucampo Patent Rights, Sucampo Background Technology and Product Trademark to Gloria to exercise such rights with respect to the Sucampo Patent Rights, Sucampo Background Technology and Product Trademark solely as and to the extent expressly permitted under this Agreement without violating the rights of Third Parties.

13.3.4    Maintaining Existing Licenses and Rights. Subject to Section 11.2 above, Sucampo represents, warrants and covenants that Sucampo shall maintain all rights and licenses executed by Sucampo that materially affect Gloria’s rights with respect to the Product in the Field in the Territory as and to the extent set forth in this Agreement. Sucampo represents, warrants and covenants that Sucampo shall use Commercially Reasonable Efforts to ensure the Product Trademarks are registered and maintained in the Territory for the Product in the Field during the Term.

13.3.5    Exercise of Rights and Licenses. Gloria represents, warrants and covenants that it shall not engage in any activities that (a) is outside the scope of the license rights granted to it under this Agreement or (b) infringe the intellectual property rights of any Third Party (excluding the infringement solely caused by Gloria’s exercise of its rights in and to the Sucampo Patent Rights or Sucampo Background Technology solely as and to the extent permitted under this Agreement). Prior to any employees, agents and representatives of Gloria or Gloria’s Affiliates or other Sublicensees or Subcontractors being granted access by Gloria to any Compounds, Sucampo Other Intellectual Property Rights, Sucampo Background Technology, Sucampo’s Confidential Information or Pre-Clinical Data, Clinical Data, CMC Data or other data, information, materials and Technology provided by or for Sucampo, Gloria shall have executed agreements with such Persons providing for intellectual property rights protection consistent in all respects with the terms of this Agreement and for protection of Confidential Information of Sucampo, and Gloria covenants to take all reasonable actions to enforce the terms of such agreements against such Persons.

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13.3.6    Future Authorizations. Each Party shall obtain and maintain during the Term all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this Agreement and to perform its obligations under this Agreement.

13.3.7    Non-Infringement. As of the Effective Date, each Party is not aware of any intellectual property rights owned or controlled by a Third Party that would be infringed or misappropriated by the Development, Promotion and Commercialization of the Product in the Field in the Territory, and such Party has received no written claims relating to any such infringement or misappropriation.

13.4          No Debarment. Each Party certifies as of the Effective Date that neither Party has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. Each Party further certifies as of the Effective Date that it has not used prior to the Effective Date and shall not use during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. Each Party further represents, warrants and covenants that it has not been sanctioned, suspended, excluded or otherwise declared ineligible from any Regulatory Authority healthcare program, including, but not limited to any United States healthcare program, such as Medicare or Medicaid or comparable foreign healthcare program. In the event that during the Term, such Party (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; (ii) received notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction or ineligibility, such Party shall immediately notify the other Party. In the event a Party becomes debarred by a Regulatory Authority during the Term, the other Party shall have a right to terminate this Agreement upon thirty (30) days written notice to the debarred Party.

13.5          No Litigation. Except as set forth on Exhibit M, as of the Effective Date, each of Sucampo and Gloria represents and warrants that there is no pending, settled or, to its knowledge, threatened litigation with respect to the Compound or the Product in the Territory or against that Party that may affect such Party’s ability to perform its obligations or exercise its rights under this Agreement.

13.6          Legal Authority. Gloria represents and warrants to Sucampo that it has the corporate authority and power to, and it shall in accordance with the terms and conditions of this Agreement, legally bind its Affiliates listed in Exhibit L to the terms and conditions of this Agreement, including without limitation under and as required by Section 2.1.2.

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13.7          Warranty Disclaimer. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MANUFACTURE OF PRODUCT, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

13.8          Limited Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN CIRCUMSTANCES OF INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 14 AND ANY OTHER INDEMNIFICATION OBLIGATIONS OF SUCH PARTY UNDER THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, OR COST/EXPENSE OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 14 AND ANY OTHER INDEMNIFICATION OBLIGATIONS OF SUCH PARTY UNDER THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY’S ENTIRE AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF […***…] AND THE […***…] AND […***…] OR […***…] UNDER OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 14
INDEMNIFICATION; INSURANCE

14.1          Indemnification by Gloria. Gloria agrees to indemnify, defend and hold harmless Sucampo and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (“Sucampo Indemnitees”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' fees and

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other expenses of litigation and/or arbitration) (collectively, “Losses”) resulting from a claim, suit or proceeding made or brought by a Third Party (collectively, a “Third Party Claim”) arising out of or resulting from the following:

(a)                The Development, improper use, storage, handling or other disposition of the Compound or Product by Gloria or its Affiliates, Sublicensees, Distributors or other Subcontractors or other parties for whom Gloria is responsible;

(b)               The exercise or practice by Gloria or its Sublicensees of the license granted under this Agreement other than as expressly and specifically provided in this Agreement;

(c)                product liability, bodily injury, risk of bodily injury, death or other torts or property damage arising out of the Compounds or Products to the extent due to the negligence of Gloria, its Affiliates or other Sublicensees, Distributors or other Subcontractors or other parties for whom Gloria is responsible;

(d)               Negligence, recklessness or willful misconduct by in regard to its performance, or non-performance, under this Agreement;

(e)                Gloria’s breach of or failure to perform under this Agreement, including a breach of any of Gloria’s representations or warranties hereunder;

(f)                Any Third Party Claim or threat thereof that the Developed Technology and/or Developed Intellectual Property Rights to the extent conceived, created, developed or reduced to practice by or for Gloria or its Affiliates (and the exercise of rights granted herein with respect thereto) infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other intellectual property or other proprietary rights of any Third Party;

(g)               Violation of Applicable Law by Gloria or its Affiliates, Sublicensees, Distributors or other Subcontractors or other parties for whom Gloria is responsible; or

(h)               Promotion or Commercialization of the Product other than as set forth in this Agreement, including without limitation any Promotion of the Product that is not consistent with the Product Labels and Inserts or Promotional Materials.

14.2          Indemnification by Sucampo.

14.2.1    General Indemnity. Sucampo agrees to indemnify, defend and hold harmless Gloria and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (“GloriaIndemnitees”) from and against any and all Losses resulting from a Third Party Claim arising out of or resulting from the following:

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(a)                improper storage, handling, manufacturing, formulation or contamination of the Compound or the Product by Sucampo or its Affiliates or Third Party subcontractors prior to delivery of the Compound or Product to Gloria;

(b)               subject to Section 8.5 above, any Third Party Claim of infringement of Sucampo Background Technology or any Product Trademark, any Jointly Developed Technology (but excluding any Third Party Claim based in whole or in part on any portion of such Jointly Developed Technology to the extent conceived, created, developed or otherwise reduced to practice by or for Gloria or its Affiliates), in each of the foregoing cases, solely in the Field in the Territory;

(c)                failure by Sucampo or any Affiliate or subcontractor of Sucampo to manufacture and supply Product in accordance with the Specifications and Applicable Law;

(d)               any product liability, bodily injury, risk of bodily injury, death or other torts or property damage arising out of the Compounds or Products in the Territory to the extent due to the negligence of Sucampo or its Affiliate or a Third Party manufacturer subcontracted by Sucampo, or any Latent Defect or Patent Defect of the Product that existed prior to delivery of such Product to Gloria; or

(e)                Sucampo’s and/or its subcontractors’ negligence, recklessness or willful misconduct in regard to its performance, or non-performance, under this Agreement;

(f)                Sucampo’s breach of or failure to perform under this Agreement, including a breach of any of Sucampo’s representations or warranties hereunder;

(g)               subject to Section 8.5 above, any Third Party Claim or threat thereof that the Sucampo Background Technology or Product Trademarks, any Jointly Developed Technology (but excluding any Third Party Claim based in whole or in part on any portion of such Jointly Developed Technology to the extent conceived, created, developed or reduced to practice by or for Gloria or its Affiliates)(and the exercise of rights granted herein with respect thereto) infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other intellectual property or other proprietary rights of any Third Party in the Territory; and

(h)               violation of Applicable Law by Sucampo or its Affiliates, or its subcontractors or other parties for whom Sucampo is responsible.

In all cases (a) through (h), except for Losses for which each Party has an obligation to indemnify the other Party pursuant to Section 14.1 or Section 14.2, as applicable, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses. THE FOREGOING CONSTITUTES THE SOLE INDEMNIFICATION OBLIGATIONS OF SUCAMPO IN CONNECTION WITH THIS AGREEMENT.

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14.2.2    Procedures for Indemnification. The obligations of an indemnifying Party under Section 14.1 and Section 14.2 shall be governed by and contingent upon the following:

14.2.3    Notice of Claim. Each Party shall give the other Party prompt written notice of any Third Party Claim (an “Indemnification Claim Notice”). Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such loss is known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim. Notwithstanding the foregoing, the Parties hereby acknowledge and agree that the failure to give an Indemnification Claim Notice shall not relief the indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that the indemnifying Party is actually and materially prejudiced with respect to a Third Party Claim by the failure to give timely notice by the indemnified Party.

14.2.4    Assumption of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the indemnified Party within fourteen (14) days after the indemnifying Party’s receipt of an Indemnification Claim Notice or sooner if necessary under Applicable Law. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgement that the indemnifying Party is liable to indemnify any Gloria Indemnitees or Sucampo Indemnitees (as applicable) in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any indemnified Party’s claim for indemnification.

14.2.5    Control of the Defense. Upon the assumption of the defense of a Third Party Claim by the indemnifying Party:

(a)                the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party, which shall be reasonably acceptable to the indemnified Party;

(b)               the indemnified Party shall promptly deliver to the indemnifying Party all original notices and documents (including court papers) received by the indemnified Party in connection with the Third Party Claim; and

(c)                the indemnifying Party shall not be liable to the indemnified Party for any legal expenses subsequently incurred by such indemnified Party or any Gloria Indemnitee or Sucampo Indemnitee (as applicable) in connection with the analysis, defense or settlement of the Third Party Claim. To the extent that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the indemnified Party shall reimburse the indemnifying Party for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Loss actually incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such indemnified Party or Indemnitee.

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14.2.6    Right to Participate in the Defense. Without limiting Section 14.2.4 or Section 14.2.5, any Gloria Indemnitee or Sucampo Indemnitee (as applicable) shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose; provided that such retention shall be at its own expense unless, (a) the indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 14.2.4 (in which case the indemnified Party shall control the defense), or (b) the interests of the Indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

14.2.7    Settlement. The indemnified Party shall not have the right to consent to the entry of any judgment or enter into any settlement or otherwise dispose of any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by an indemnified Party that is reached without the prior written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

14.2.8    Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the indemnified Party for any out-of-pocket expenses in connection therewith.

14.3          Insurance. Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein, which shall protect Indemnitees with respect to events covered by Section 14.1 and Section 14.2. Such insurance (a) shall be primary insurance with respect to each Party’s own participation under this Agreement, (b) shall be issued by a recognized insurer rated by A.M. Best "A-VII" (or its equivalent) or better, or an insurer pre-approved in writing by the other Party, (c) shall list the other Party as an additional named insured thereunder, and (d) shall require thirty (30) days written notice to be given to the other Party prior to any cancellation, non-renewal or material change thereof. The types of insurance, and minimum limits shall be General liability insurance with a minimum limit of USD […***…] per occurrence and USD […***…] in aggregate. General liability insurance shall include, at a minimum, Professional Liability, Clinical Trial Insurance and, beginning at least thirty (30) days prior to First Commercial Sale of the Product in the Field in the Territory, product liability insurance. Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with this Section. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which such Party continues to make, to have made, to use, to offer for sale or to sell a product that was the Product in the Field in the Territory under this Agreement solely as and to the extent expressly and specifically provided under this Agreement, and thereafter for a period of […***…]. Notwithstanding the foregoing, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party continues to be investment grade determined by reputable and accepted financial rating agencies.

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ARTICLE 15
MISCELLANEOUS

15.1          Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the substantive laws of Hong Kong, Special Administrative Region of the People’s Republic of China without regard to conflict of laws principles, except that (a) questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent has been granted, (b) matters related to Regulatory Filings and Regulatory Approval in the Territory, shall be governed by Applicable Law in the Territory and (c) any matters to be exclusively resolved pursuant to the Applicable Laws in the Territory as provided under this Agreement, shall be resolved by the Applicable Laws in the Territory. For the avoidance of doubt, except to the extent applicable and expressly set forth in subsections (a), (b) and (c) of this Section 15.1, Disputes shall not be construed, governed and applied in accordance with PRC law. The Parties hereby exclude the United Nations Convention on Contracts for the International Sale of Goods from this Agreement.

15.2          Arbitration. In the event of any Disputes other than any Disputed Matter that is submitted for resolution as provided in Section 3.1.6 and non-conformity of Product in

*Confidential Treatment Requested

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the Field in the Territory under Section 9.7, either Party shall initiate an arbitration proceeding that shall be conducted in accordance with the procedures set forth in Exhibit G.

15.3          Notices

15.3.1    Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and in both Chinese and English, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by internationally recognized overnight delivery service that maintains records of delivery, or transmitted by facsimile (with transmission confirmed), addressed to the Parties at their respective addresses specified in Section 15.3.2, or to such other address as the Party to whom notice is to be given may have provided in writing to the other Party, in accordance with this Section 15.3. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or upon receipt (at the place of delivery) if sent by an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

15.3.2    Addresses for Notice (Mail preferred as primary notice method)

For Gloria:	For Sucampo:

Harbin Gloria Pharmaceuticals Co., Ltd.	Sucampo AG

#28 Ronghui Garden, Yuhua Road, Konggang Airport Development Zone B, Shunyi District Beijing 101318, China P.R.China	Baarerstrasse 22 CH-3600 Zug Switzerland

Fax: […***…]	Fax: […***…]

Attention: Business Development	Attention: Secretary & Director

*Confidential Treatment Requested

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With a copy to:	With a copy to:

Sucampo Pharmaceuticals, Inc.
Fax: […***…]	4520 East West Highway Bethesda, MD 20814

Attention: Legal Department

Fax: […***…]

Attention: Commercial Officer

With a copy to: Executive Vice President, Chief Legal Officer & Corporate Secretary

15.4          Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Sections 2.1.4 and 7.8, ARTICLE 10 and ARTICLE 11 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Sections 2.1.4 and 7.8, ARTICLE 10 and/or ARTICLE 11 may result in irreparable injury to the other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Sections 2.1.4 and 7.8, ARTICLE 10 and/or ARTICLE 11 by a Party, the other Party shall be entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. Nothing in this Section 15.4 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

15.5          Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a

*Confidential Treatment Requested

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written instrument signed by duly authorized representatives of both Parties or, in the case of waiver, signed by duly authorized representatives of the Party waiving compliance. The delay or failure of a Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by a Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

15.6          No Third Party Beneficiaries. Except as set forth in Section 14.1 and Section 14.2, the provisions of this Agreement are for the sole benefit of the Parties and their permitted successors and permitted assigns and none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any employee or creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

15.7          Relationship of the Parties. Nothing in this Agreement shall be construed (a) to create or imply a partnership, association, joint venture or fiduciary duty between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, or (d) to give either Party the right to bind the other or to create any duties or obligations between the Parties, except as expressly set forth herein. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs/expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party. The Parties agree that the rights and obligations under this Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for tax purposes in the Territory.

15.8          Assignment and Successors. This Agreement is personal to both Parties and neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose other than Gloria’s right to sublicense under its rights as and to the extent expressly and specifically permitted under Sections 2.1.2or subcontract its Commercialization obligations as and to the extent expressly and specifically permitted under Section 7.3 of this Agreement and Sucampo’s right to subcontract its manufacturing obligations under Section 9.1.9 of this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that Sucampo may, on providing written notice to Gloria, assign this Agreement and the rights, obligations and interests of Sucampo, in whole or in part, without the written consent of Gloria to any of its Affiliates or to any purchaser of all or substantially all of its assets and/or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger or consolidation of Sucampo with or into such corporation. Any permitted assignee of all of a Party’s rights under this Agreement shall be deemed to be a party to this Agreement as though named herein. Any attempted assignment or delegation in violation of this Section shall be void. Without limiting the foregoing, in the event that Gloria transfers any rights to the Sucampo Patent Right, Sucampo Other Intellectual Property Rights and Sucampo’s intellectual property rights in and to the Sucampo Background Technology upon Sucampo’s prior written consent, such transfer shall be made expressly subject to the rights and licenses granted to and restrictions imposed on Gloria under this Agreement.

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15.9          Binding Effect. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party, provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement.

15.10      Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties under this Agreement which is not within the reasonable control of the Party affected, not due to malfeasance, and which, with the exercise of due diligence could not have been avoided (“Force Majeure”), including, without limitation, fire, explosion, flood, earthquake, war, accident, strike, riot, terrorist attacks, civil commotion, acts of God, or the like, will not excuse such Party from the performance of its obligations or duties under this Agreement (other than payment obligations), but will suspend such performance during the continuation of Force Majeure; provided that(a)the Party prevented from performing its obligations or duties because of Force Majeure shall be required to, as soon as reasonably possible, notify the other Party hereto of the occurrence and particulars of such Force Majeure and shall be required to provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof and (b) the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance. Upon termination of Force Majeure, the obligation to perform any previously suspended obligation or duty shall promptly recommence. If performance is prevented for more than ninety (90) days, the unaffected Party may terminate this Agreement upon written notice to the affected Party.

15.11      Headings; References. Article, Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or as amended if expressly stated in this Agreement.

15.12      Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties acknowledge and agree that: (a) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (b) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

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15.13      Severability. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions or parts thereof of this Agreement, or the application hereof to any circumstances, to be illegal, invalid or to be unenforceable in a final non-appealable order, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, in each case provided that the basic purpose and structure of this Agreement is not altered.

15.14      Entire Agreement. This Agreement and the Quality Agreement, Trademark License Agreement and Pharmacovigilance Agreement constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement and the Quality Agreement, Trademark License Agreement and Pharmacovigilance Agreement supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of the Agreement, including the Confidentiality Agreement and all other confidentiality agreements entered in to between the Parties with respect to the subject matters hereof. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. All Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Exhibits and this Agreement, the terms of this Agreement shall govern. To the extent of any conflict or inconsistency among this Agreement, the Quality Agreement, Trademark License Agreement or Pharmacovigilance Agreement, the terms and conditions of this Agreement shall govern.

15.15      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument.

15.16      Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective attorneys and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

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15.17      Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to give effect to this Agreement.

15.18      Language. This Agreement contains a Chinese translation of the English text for the convenience of the Parties only. In the event of any ambiguity or discrepancy between the English and Chinese provisions of this Agreement, the English language provisions shall govern.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SUCAMPO AG	Harbin Gloria Pharmaceuticals Co., Ltd.

By: /s/ Peter Greenleaf	By: /s/ YanPing Zhao [SEAL]
(Signature)	(Signature)

(Printed Name)Peter Greenleaf	(Printed Name) YanPing Zhao

(Title) President & Director.	(Title) Executive President

EXHIBIT A

COMPOUND, ISOMERS AND TAUTOMERS

Chemical Name:

[…***…]

Code Name: […***…]

CAS Number: […***…]

[…***…]

CAS Number: […***…]

CAS […***…]

*Confidential Treatment Requested

EXHIBIT B

None

EXHIBIT C

PRODUCT TRADEMARKS

EXHIBIT C

PRODUCT TRADEMARKS

Trade Mark	Country	Class	Appl. No.	Appl. Date	Pub. No.	Pub. Date	Regist. No.	Regist. […***…]Date	Status
AMITIZA	China	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	Registered
阿密提薩*	China	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	Registered

*阿密提薩 is a Chinese equivalent of “AMITIZA”.

*Confidential Treatment Requested

EXHIBIT D

SUCAMPO PATENT RIGHTS

EXHIBIT D

SUCAMPO PATENT RIGHTS

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date
[…***…]	China	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	China	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	China	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	China	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	China	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	China	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	China	[…***…]	[…***…]	[…***…]	[…***…]

*Confidential Treatment Requested

EXHIBIT E

Form of Trademark License Agreement

EXHIBIT F

JSC, JCC AND JDC INITIAL MEMBERS

GLORIA

JSC Initial members: […***…]

JCC Initial members: […***…]

JDC Initial members: […***…]

SUCAMPO

JSC Initial members: […***…]

JCC Initial members: […***…]

JDC Initial members: […***…]

*Confidential Treatment Requested

EXHIBIT G
DISPUTE RESOLUTION

Before commencing any arbitration, a Party first must send written notice of the Dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within […***…] after such notice is received (all references to “[…***…]” in this provision are to […***…]). If the matter has not been resolved within […***…] of the notice of Dispute, or if the Parties fail to meet within such […***…], either Party may initiate an arbitration as provided in Section 15.2 of the Agreement and in accordance with this Exhibit G. The Parties shall have the right to be represented by counsel in such a proceeding.

1.                  All Disputes shall be finally resolved by three arbitrators in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Arbitration Rules. Sucampo and Gloria shall each appoint one arbitrator, and the two arbitrators so appointed shall nominate the third, who shall act as the chair of the tribunal.

2.                  The seat of the arbitration shall be Hong Kong.

3.                  The language of the arbitration shall be Chinese and English.

4.                  All awards and procedural orders from the arbitral tribunal shall be final and binding. Judgment on any award may be entered in any court of competent jurisdiction.

5.                  The arbitral tribunal shall have the authority to award interim, injunctive, conservatory, or provisional measures of protection (“Provisional Relief”), declaratory relief, monetary compensation, equitable relief, and specific performance.

6.                  In addition to any remedy available pursuant to Article 23.1 and Schedule 4 of the HKIAC Administered Arbitration Rules (“Emergency Arbitrator”), prior to the time the arbitral tribunal is constituted, Sucampo and Gloria may apply to the Specified Court for Provisional Relief. In the event that Sucampo or Gloria applies to the Specified Court for Provisional Relief, the decision of the Specified Court, and not the Emergency Arbitrator, shall prevail. If Sucampo or Gloria seeks Provisional Relief in such circumstances, such Party will not be deemed to have breached its agreement to arbitrate or to have affected the powers reserved to the arbitral tribunal.

7.                  The Parties each acknowledge and agree that, for the purposes of an application for Provisional Relief, damages would not be an adequate remedy in respect of

*Confidential Treatment Requested

any breach or failure fully to perform the terms of this Agreement. Each of Sucampo and Gloria further agrees not to raise the adequacy of legal remedies as a defense against any action by a Party seeking Provisional Relief and agrees to waive any requirement for posting a bond or security to obtain equitable relief (or other interim or conservatory measures).

8.                  The Parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts of Hong Kong (the “Specified Court”) in any action, suit or proceeding with respect to the enforcement of the arbitration agreement or Provisional Relief, and the non-exclusive jurisdiction of the Specified Court with respect to the enforcement of any award. The Parties expressly waive any objection, and they agree not to plead or claim, that (i) the Specified Court does not possess personal jurisdiction over the Parties, (ii) any such action or proceeding has been brought in an inconvenient forum, or (iii) an injunction or other judicial order (interlocutory or final) should be issued that would have the effect (directly or indirectly) of restraining or impeding the maintenance or prosecution by either Sucampo or Gloria of the arbitration. The Parties further agree that any award may be enforced by Sucampo or Gloria against the assets of the other Party wherever those assets are located (including but not limited to Hong Kong), and that any award may be entered into and enforced by any court or tribunal of competent jurisdiction, and that no claim of immunity from such proceedings will be claimed on behalf of such Party or its assets.

9.                  Sucampo, on the one hand, and the Gloria, on the other hand, each hereby irrevocably appoints the designated person set forth below (the “Service Process Agent”) as its agent for service of process in Hong Kong in any Dispute, provided that the agent named by such Party set forth below may be replaced by another agent in Hong Kong upon thirty (30) days’ written notice. Service of process on the designated agent at the designated address shall be deemed, for all purposes, to be due and effective service, and service shall be deemed completed whether or not forwarded to or received by the respective Parties. Any correspondence sent to a Party’s agent for service of process shall also be copied to that Party directly as set forth below, provided, however that the failure to copy any Party directly shall not affect the effectiveness of any service of process.

Service Process Agent For Gloria:	Service Process Agent For Sucampo:

Harbin Gloria Pharmaceuticals Co., Ltd.

#28 Ronghui Garden, Yuhua Road, Konggang Airport Development Zone B, Shunyi

District

Beijing 101318, China

P.R.China

Fax: […***…]

Attention: Business Development

Sucampo AG Baarerstrasse 22 CH-3600 Zug Switzerland Fax: […***…] Attention: Secretary & Director

With a copy to:	With a copy to:
Fax: […***…] Attention:Legal Department	Sucampo Pharmaceuticals, Inc. 4520 East West Highway Bethesda, MD 20814 4520 East West Highway Bethesda, MD 20814 Fax: […***…] Attention: Commercial Officer

With a copy to: Executive Vice President, Chief Legal Officer & Corporate Secretary
*Confidential Treatment Requested

10.              The prevailing Party in any arbitration shall be entitled to recover its fees, costs and expenses, including administrative fees, arbitrators’ fees and expenses, and attorneys’ fees and expenses.

11.              Except as required by Applicable Law, the existence of the Dispute, any settlement negotiations, the arbitration hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be kept confidential by the Parties. The arbitral tribunal shall have the authority to impose sanctions for unauthorized disclosure of any of the foregoing.

EXHIBIT H

[Reserved]

EXHIBIT I
PRESS RELEASE

EXHIBIT J

CUMULATIVE SALES VOLUME TARGET ASSUMPTIONS

[…***…]

*Confidential Treatment Requested

EXHIBIT K

ANTI-CORRUPTION AND ANTI-BRIBERY PROVISIONS

Gloria’s Representations and Warranties

Gloria hereby represents and warrants that:

1.                  it has adopted the third party code of conduct provided by Sucampo (“Code of Conduct”);

2.                  it does not have any direct or indirect owner (in the case of a publicly traded company, an owner of 5% or more of the outstanding shares), director, officer, supervisor or employee who is a Government Official, or a Family Member or Close Business Associate of a Government Official;

3.                  it (a) has not, either directly or indirectly, made, promised, authorized or attempted to make or authorize, any Prohibited Payment to a Government Official with respect to the work performed for, or products or services provided to or on behalf of, Sucampo, and (b) does not have any knowledge or evidence that its direct or beneficial owners (in the case of a publicly traded company, an owner of 5% or more of the outstanding shares), directors, officers or employees, or its partners, contractors, subcontractors, agents or representatives, or their respective Affiliates (collectively the “Related Parties” or “Related Party”), who perform work for, or provide products or services to or on behalf of Sucampo, either directly or indirectly, have made, promised or authorized the making of a Prohibited Payment;

4.                  it (a) has not engaged in any Prohibited Transaction with respect to the work performed for, or products or services provided to or on behalf of, Sucampo, and (b) does not have any knowledge or evidence that any Related Party has engaged in a Prohibited Transaction; and

5.                  it acknowledges and agrees that Sucampo has the right to terminate this Agreement and any other agreement between Sucampo and Gloria in the event that Gloria has committed a Substantive Violation. In the event of such termination, Gloria will not be entitled to any further payment, regardless of the work performed prior to termination, and will be liable for damages or remedies as provided by law. Gloria shall fully indemnify and hold harmless Sucampo from any claims, costs, liabilities, obligations and damages that Sucampo may incur as a result of a Substantive Violation.

The representations and warranties set forth in this Exhibit K shall be made on the date hereof and shall be repeated on each day throughout the continuance of this Agreement, with reference to the facts and circumstances then existing.

Gloria’s Covenants

From the date hereof and throughout the continuance of this Agreement, Gloria hereby covenants and agrees with Sucampo that Gloria shall:

1.                  not make or attempt to make, directly or indirectly, in connection with any work performed for, or products or services provided to or on behalf of, Sucampo, any payments, including Facilitation Payments to a Government Official for the purpose of securing government services including without limitation permission to unload cargo, obtain work permits, secure electricity or telephone service, or police protection;

2.                  not provide or attempt to provide, directly or indirectly, any gifts, meals, or entertainment to any Government Official in connection with any work performed for, or products or services provided to or on behalf of, Sucampo;

3.                  not assign its rights and/or responsibilities under any agreement with Sucampo to a third party without the express prior written authorization of Sucampo, which authorization may be withheld in Sucampo’s sole discretion;

4.                  take all reasonable steps to ensure that the Related Parties do not, either directly or indirectly, make, promise, authorize or attempt to make or authorize any Prohibited Payment to a Government Official, or engage in a Prohibited Transaction, with respect to the work performed for, or products or services provided to or on behalf of, Sucampo;

5.                  promptly notify Sucampo in writing if any representation set forth in this Exhibit K shall no longer be accurate in any respect;

6.                  promptly notify Sucampo in writing of any Prohibited Payment, Prohibited Transaction or any violation of, or conspiracy or attempt to violate, any of the Applicable Laws and Regulations, or any allegations of such conduct, related to work performed for, or products or services provided to or on behalf of, Sucampo, of which it obtains knowledge or has any reason to believe has occurred, and it shall cooperate fully and in good faith with any inquiry by Sucampo if Sucampo, in its sole discretion, believes that a violation of, or conspiracy or attempt to violate, any of the Applicable Laws and Regulations or the compliance provisions of the contract with Sucampo has occurred;

7.                  advise Sucampo prior to retaining any third party contractors to perform services that may be compensated under this Agreement with Sucampo, conduct such due diligence on these parties to the satisfaction of Sucampo prior to their retention and otherwise comply with Sections 2.1.2 and 7.3 of the Agreement. Such third party contractors shall not be engaged without the express prior written authorization of Sucampo;

8.                  annually certify compliance with the Applicable Laws and Regulations in form and substance acceptable to Sucampo and provide periodic certifications when and if any change in the personnel performing work for, or providing products or services to or on behalf of, Sucampo under this Agreement occurs to ensure new personnel are aware of permissible and prohibited activity under this Agreement;

9.                  certify to Sucampo the results of any periodic internal and independent audits that it conducts with respect to (a) work performed for, or products or services provided to or on behalf of, Sucampo, and (b) Gloria’s compliance with all Applicable Laws and Regulations; and

10.              upon the request of Sucampo, at Sucampo’s sole discretion and expense, and upon at least thirty (30) days advance notice, permit and procure audits by independent auditors acceptable to Sucampo, and provide such auditors with full and unrestricted access to, and to conduct reviews of, all records related to the work performed for, or products or services provided to or on behalf of, Sucampo, and immediately notify Sucampo of any violation of any of the Applicable Laws and Regulations, or of the compliance provisions of its contract with Sucampo, to Sucampo with respect to: (a) the effectiveness of existing compliance programs and codes of conduct; (b) the origin and legitimacy of any funds paid to Sucampo; (c) its books, records and accounts, or those of any of its subsidiaries, joint ventures or Affiliates, related to work performed for, or products or services provided to or on behalf of, Sucampo; (d) all disbursements made for or on behalf of Sucampo; and (e) all funds received from Sucampo in connection with work performed for, or products or services provided to or on behalf of, Sucampo.

Definitions

For the purposes of this Exhibit K, the following additional definitions apply:

1.                  “Applicable Laws and Regulations “means the substantive anti-bribery and books and records provisions of the U.S. Foreign Corrupt Practices Act and its equivalent in China and all other commercial bribery, anti-money laundering and anti-terrorism laws of the United States and China, as further set out herein in the definitions of Commercial Bribery, Government Official, Prohibited Payment, Prohibited Transactions, as well as all other relevant substantive laws of the United States and China and all other countries in which Sucampo conducts business, except to the extent inconsistent with, or penalized under, the laws of the United States.

2.                  “Close Business Associate “means a current or former partner, joint owner, joint venturer, co-investor, consultant or advisor.

3.                  “Commercial Bribery “means offering, paying, promising or giving, directly or indirectly, anything of value to the agent, representative, intermediary or employee of any company, including Sucampo, without the knowledge and consent of that company, with the intent to improperly influence the recipient’s action in relation to that company’s affairs or business for the benefit of Sucampo or Gloria.

4.                  “Sucampo” means: (a) Sucampo; (b) all of its parents, subsidiaries and Affiliates; and (c) any of its or their officers, directors, partners, shareholders, employees, agents and representatives.

5.                  “Designated Party “means any person, entity or country that is: (a) identified in publicly available records or published lists as a party with respect to whom the U.S. or Chinese government has prohibited financial transactions involving that party’s assets; (b) designated in published lists issued by the U.S. or Chinese governments or the United Nations as a foreign terrorist organization or an organization that assists or provides support to a foreign terrorist organization; or (c) identified in publicly available records as having been convicted, found guilty or against whom a judgment or order was entered in any proceedings for violating anti-money laundering, anti-corruption or bribery, or international economic or anti-terrorism sanction laws, or whose assets were seized, blocked, frozen or ordered forfeited for violation of money laundering or international anti-terrorism laws.

6.                  “Facilitation Payments “means any payment intended to secure the performance of a Routine Governmental Action to which the payor is unquestionably entitled, made to a low level Government Official whose duties are ministerial or clerical, that is modest in amount and not intended to influence the exercise of discretion by the Government Official. A payment to a Government Official who is involved in the decision making process with regard to Sucampo’s business dealings with the government can never be considered a Facilitation Payment and is prohibited by this Agreement.

7.                  “Family Member “means a parent or parent-in-law, spouse, child, sibling, uncle, aunt, grandparent, or cousin to the first degree.

8.                  “Government Official “means (a) any officer or employee of a government, department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including a regional governmental body or a government-owned or government-controlled business, or a public international organization; (b) any person acting in an official capacity for or on behalf of such government, department, agency, instrumentality or public international organization; (c) any person holding a legislative, administrative or judicial office, whether appointed or elected; (d) any person exercising a public function, including for a public agency or public enterprise; (e) an agent, advisor or consultant to such person; (f) an officer of a Political Party or a candidate for public office (other than in the U.S.); or (g) a member of the royal family or officer of the military.

9.                  “Improper Advantage” means a benefit or an advantage (a) to which a company, including Sucampo, is or was not clearly entitled; and/or (b) which is not readily available to other competitors; and/or (c) which if secured, retained or obtained, constitutes a violation of the Applicable Laws and Regulations and/or the Code of Conduct of Sucampo.

10.              “Political Party” means any political organization which seeks to attain and maintain political power within a government and seeks to realize these goals by participating in activities related to the nomination, election and/or appointment of Government Officials.

11.              “Prohibited Payment “means any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, including charitable contributions, directly or indirectly, to a Government Official or a Political Party, or to a third party, if one knows or has reasonable grounds for believing that all or a portion of the money or thing of value which was given or is to be given to the third party will be paid, offered, promised, given or authorized to be paid, directly or indirectly, to a Government Official, for the purpose of: (a) influencing any act or decision of the Government Official in his/her official capacity; (b) inducing the Government Official to do or omit doing any act in violation of his/her lawful duty; (c) securing any Improper Advantage; or (d) inducing the Government Official to use his/her influence with a non-U.S. government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in improperly obtaining or retaining business or in directing business to any party.

12.              “Prohibited Transaction “means any transaction (including any act of omission, commission, assistance to another, or aiding and abetting in furtherance of the transaction) that involves: (a) the receipt, transfer, transportation, retention, use, structuring, diverting, or hiding of the proceeds of any criminal activity whatsoever, including fraud and bribery of a Government Official; (b) engaging or becoming involved in, financing or supporting financially, or otherwise sponsoring, facilitating, or giving aid or comfort to any terrorist person, activity or organization; or (c) a Designated Party.

13.              “Routine Governmental Action” means only an action that is ordinarily and commonly performed by a Government Official, such as: (a) obtaining permits, licenses or other official documents to qualify a person to do business in a country other than the United States; (b) processing governmental papers, such as visas and work orders; (c) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (d) providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products or commodities from deterioration; or (e) actions of a similar nature. “Routine Governmental Action” does not include any decision by a Government Official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by a Government Official involved in the decision-making process to encourage a decision to award new business to or continue business with a particular party.

14.              “Substantive Violation” means one or more of the following on the part of Gloria: (a) a violation or aiding and abetting a violation of, or a conspiracy to violate, Applicable Laws and Regulations; (b) a breach of any of Gloria’s representations, warranties or covenants to Sucampo set forth in this Exhibit K; (c) a refusal, where required by this Agreement, to submit to an audit by independent accountants; or (d) a refusal to provide a certification required by Sucampo and this Agreement.

EXHIBIT L

AFFILIATES OF GLORIA

1、Harbin Gloria Jingwei Pharmaceutical Development Company

2、Beijing Medconxin Pharm Technology Company

3、Harbin Jier Biotechnology Company

4、Jilin Targeted Biotechnology Pharmaceutical Company

5、Gloria (Shandong) Pharmaceuticals Company

6、Gloria Jia Yun Medical Investment Company

7、Tibet Gloria Sunshine Pharmaceutical Company

8、Aonuo (China) Pharmaceutical Company

9、Harbin Gloria Anbo Pharmaceutical Company

10、GuangZhou NHC Biotechnology Company

11、Harbin PuGongYing Pharmaceutical Company

12、Shanghai Hotmed Sciences Co., Ltd.

13、Shanxi Powerdone Pharmaceutics Co., Ltd.

14、Nanjing Varsal Medicine Company

15、Shanghai Hechen Pharmaceutical Engineering Company

16、Harbin Laiboten Pharmaceutical Co., Ltd.

17、Qidong Hotmed Pharmaceutical Company

18、Hainan Hotmed Nuokang Pharmaceutical Company

19、Hainan Hotmed Tianya Pharmaceutical Company

20、Shanxi Powerdone Food Company

21、Tibet Powerdone Pharmaceutical Company

EXHIBIT M

EXCEPTIONS TO REPRESENTATIONS

Section […***…]; Section […***…]: There is an […***…] regarding the […***…] against the […***…].

*Confidential Treatment Requested